Exhibit 10.1

EXECUTION VERSION

MASTER EQUIPMENT FINANCE AGREEMENT

THIS MASTER EQUIPMENT FINANCE AGREEMENT (this “Master Agreement”) is dated as of December 30, 2021 (the “Closing Date”), among SOLUNA MC BORROWING 2021-1 LLC, a Delaware limited liability company with an address of 1472 N Main Street, Calvert City, KY 42029 (“Borrower”), NYDIG ABL LLC, a Delaware limited liability company with an address of 510 Madison Avenue, 21st Floor, New York City, NY 10022 (“NYDIG”), as lender (in such capacity, the “Lender”) and as servicer (in such capacity, the “Servicer”), and NYDIG as collateral agent (in such capacity, the “Collateral Agent”) hereunder.

This Master Agreement sets forth the terms and conditions pursuant to which Lender may from time to time provide one or more loans to Borrower. Borrower and Lender agree as follows:

1.            DEFINITIONS; INTERPRETATIVE PROVISIONS.

(a)       As used in this Master Agreement, the following terms have the meanings specified below:

“ACA Wallet” means a wallet or account for Digital Assets in the name of Borrower maintained with the Wallet Custodian, as securities intermediary, and governed by the terms of the ACA Wallet Agreement, or such other wallet or account for Digital Assets as may be agreed to by Collateral Agent and Borrower in writing from time to time, which stores and houses all of the Bitcoin and other Digital Assets that constitute a portion of the Collateral.

“ACA Wallet Agreement” means that certain Digital Asset Account Control Agreement, dated on or about the date hereof, among Borrower, Collateral Agent and Wallet Custodian.

“Acknowledgment of Rights Agreement” means, if applicable to the Equipment financed by any Loan, the “Acknowledgment of Rights Agreement” specified in the Loan Schedule with respect to such Loan.

“Affiliate” means, as to any Person, each other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“AML Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries or Affiliates relating to money laundering or terrorist financing, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, and the Beneficial Ownership Regulation.

“Applicable Rate” means, with respect to each Loan advanced pursuant to a Loan Schedule, (i) the interest rate set forth on such Loan Schedule in the “Summary of Payment Terms”, or (ii) so long as any Event of Default exists, the sum of 2% plus the interest rate set forth on such Loan Schedule in the “Summary of Payment Terms”.

“Assignment and Assumption” means an assignment and assumption entered into by Lender and an assignee, and accepted by Servicer, in substantially the form of Exhibit B attached hereto, or any other form approved by Servicer.

“Attorneys’ Fees” means and shall include any and all reasonable attorneys’ fees that are incurred by Collateral Agent or Lender incident to, arising out of, or in any way in connection with Collateral Agent’s or Lender’s interests in, or defense of, any action, claim, proceeding or Collateral Agent’s or Lender’s enforcement of its rights and interests with respect to any Collateral or otherwise under any Loan, or any Loan Document, which shall include all attorneys’ fees incurred by Collateral Agent or Lender (including, without limitation, all expenses of litigation or preparation therefor whether or not Collateral Agent or Lender is a party thereto) whether or not a suit or action is commenced, and all costs in collection of sums due during any work out or with respect to settlement negotiations, or the cost to defend Collateral Agent or Lender or to enforce any of its rights, including, without limitation, during any bankruptcy or other insolvency proceeding.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means Title 31 of the U.S. Code of Federal Regulations § 1010.230.

“Bitcoin” or “BTC” means the digital asset and payment system known as “Bitcoin”.

“Borrower” is defined in the Preamble.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which banks in New York, New York are open for the conduct of their commercial banking business.

“Casualty Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Equipment.

“Change in Control” means Soluna MC LLC, a Nevada limited liability company, shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of Borrower.

“Closing Date” is defined in the Preamble.

“Collateral” is defined in Section 5(a).

“Collateral Agent” is defined in the Preamble and includes any successor Collateral Agent.

“Commencement Date” means, with respect to any Loan or Loan Schedule, a date selected by Lender which is designated as the “Commencement Date” in the “Summary of Payment Terms” on the applicable Loan Schedule.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived by Lender, become an Event of Default.

“Digital Asset” means a digital asset that is recorded on a decentralized distributed ledger, including, without limitation, Bitcoin.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) of any property by a Person (including any sale and leaseback transaction).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means, collectively, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the U.S. Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the U.S. Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the U.S. Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq.; the U.S. Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the U.S. Clean Water Act, 33 U.S.C. § 1251 et seq.; the U.S. Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the U.S. Clean Air Act, 42 U.S.C. § 7401 et seq.; or other applicable federal, state, provincial or local laws, including any plans, rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now or hereafter in effect relating to hazardous materials disposal, generation, production, treatment, transportation, or storage or the protection of human health and the environment.

“Equipment” means equipment that is financed with the proceeds of a Loan or equipment that is listed on a Loan Schedule (irrespective of whether such listed equipment is financed with the proceeds of a Loan or is described with any particularity on a Loan Schedule), and such equipment includes all other goods and personal property related to such equipment, including, without limitation, any related software embedded therein or otherwise forming part thereof, any and all accessories, exchanges, improvements, returns, substitutions, parts, attachments, accessions, spare parts, replacements and additions thereto, and all proceeds thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (A) Lender acquires such interest in the Loan, or (B) Lender changes its lending office, except in each case to the extent that, pursuant to Section 3(i), amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender acquired the applicable interest in such Loan or to Lender immediately before it changed its lending office and (iii) any withholding Taxes imposed under §1471 through §1474 of the U.S. Internal Revenue Code of 1986, as amended (the provisions commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA” and regulations thereunder).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Borrower, of the sole member of Borrower, or SLNH.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S. or Canada, as applicable, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means any Person who from time to time guarantees the performance of all or part of the Obligations, including, without limitation, Soluna MC LLC, a Nevada limited liability company.

“Guaranty Agreement” means that certain Guaranty Agreement, dated as of the date hereof, by Guarantor in favor of Collateral Agent, for the benefit of the Lenders under each Loan Schedule, and any other similar agreement by a Guarantor that purports to guarantee or indemnify the performance of all or part of Borrower’s Obligations in favor of Collateral Agent, for the benefit of the Lenders under each Loan Schedule, as such agreement(s) may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, Environmental Laws.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in the foregoing subclause (i), Other Taxes.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) an Acquisition with respect to another Person or (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person.

“Item” means any specific item of Equipment.

“Lender” is defined in the Preamble and includes any other Person that shall have become a party hereto as the Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means each loan advanced by Lender under a Loan Schedule, including, any advance by Lender of any portion of the Loan Amount under any such Loan Schedule and “Loans” means one or more such loans.

“Loan Documents” means, collectively, this Master Agreement, each Loan Schedule, each certification delivered in connection with this Master Agreement, each ACA Wallet Agreement, each Guaranty and each other agreement, instrument, document and certificate executed and delivered to, or in favor of, Collateral Agent or Lender and including each other pledge, power of attorney, consent, assignment, contract, notice, letter agreement, and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to Lender in connection with this Master Agreement or the transactions contemplated hereby. Any reference in this Master Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Master Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, Borrower and any Guarantor, and “Loan Party” means any of them.

“Loan Schedule” means each schedule entered into by Borrower, Lender and Collateral Agent with respect to any Loan that incorporates the provisions of this Master Agreement, in each case in substantially the form of Exhibit A attached hereto.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, results of operations, or condition, financial or otherwise, of Borrower, (ii) the ability of any Loan Party to perform any of its Obligations, (iii) the Collateral, or Lender’s (or Collateral Agent’s) Liens on the Collateral or the priority of such Liens, in each case whether in the aggregate or with respect to any particular Loan Schedule or (iv) the rights of or benefits available to Lender under any of the Loan Documents whether in the aggregate or with respect to any particular Loan Schedule.

“Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Loan Parties in an aggregate principal amount exceeding $1,000,000.

“Maturity Date” is, with respect to any Loan, the “Maturity Date” in the “Summary of Payment Terms” on the applicable Loan Schedule.

“Maximum Rate” is defined in Section 3(h).

“Mined Cryptocurrency” means all Digital Assets produced by or derived from the Equipment, howsoever such process is structured or described, including Digital Assets mined, merge-mined, earned, harvested, created, manufactured, awarded, rewarded, received, airdropped, purchased, paid out or otherwise generated in connection with the Equipment. Mined Cryptocurrency includes any Digital Asset network fee amounts greater than zero that are produced by or derived from the Equipment, howsoever such fees are structured or described, including transaction fees, channel fees, validator reward fees, staking reward fees, node operator reward fees or other Digital Asset network participant fees.

“Net Proceeds” means (i) in the case of a Disposition by Collateral Agent or Lender of any Collateral in connection with the enforcement of Lender’s rights hereunder, the aggregate cash and cash-equivalent proceeds received by Collateral Agent or Lender net of (a) reasonable direct costs relating to such Disposition paid in cash and (b) sale, use or other transactional taxes paid or payable by such Persons as a direct result of such Disposition; (ii) in the case of a purchase of the Collateral which Lender finances or in the case of a Disposition pursuant to a true lease (any such leases or finance agreements being referred to hereinafter as a “Replacement Agreement”), the aggregate cash and cash-equivalent proceeds received by Collateral Agent or Lender net of (a) reasonable direct costs relating to such purchase or Disposition paid in cash and (b) sale, use or other transactional taxes paid or payable by such Persons as a direct result of such purchase or Disposition; or (iii) in the case of any Casualty Event, the aggregate cash and cash-equivalent proceeds received by or for the Borrower’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise, net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments.

“NYDIG Agreements” means, collectively (but exclusive of the Loan Documents), any agreement, instrument, guaranty, loan, lease, promissory note, letter of credit, guaranty or other obligation of any kind on the part of Borrower in favor of NYDIG or any of its Affiliates, including, without limitation, any such agreement (other than the Loan Documents) governing any of the obligations of Borrower set forth on Schedule 7(l) attached hereto.

“Obligations” means each and every Indebtedness, liability and obligation, including, without limitation, obligations of performance, of every type and description Borrower may now or at any time hereafter owe to Collateral Agent, Lender and any of their respective Affiliates whether under this Master Agreement, any Loan Schedule, any other Loan Document or under any NYDIG Agreement, regardless of how such Obligation arises or by what agreement or instrument it may be evidenced, whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, joint and several, and all costs and expenses incurred by Collateral Agent or Lender to obtain, preserve, perfect and enforce the security interest granted herein and to maintain, preserve and collect the property subject to the security interest, including but not limited to all Attorney’s Fees and expenses of Collateral Agent and Lender to enforce any Obligations whether or not by litigation. If at any time NYDIG (or an Affiliate of NYDIG) ceases to be Lender hereunder then the Obligations shall not be deemed to include any liability or obligation of any Loan Party to NYDIG (or any of NYDIG’s Affiliates) arising from or related to any NYDIG Agreement.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Taxes (other than a connection arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in the Loan or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Payments” is defined in Section 3(c).

“Payment Date” means each date on which Borrower shall pay to Lender regularly scheduled payments of principal and/or accrued (and outstanding) interest owing with respect thereto, which date, except as otherwise provided in the applicable Loan Schedule shall be the twenty-fifth (25th) calendar day of each month. If any Payment Date falls on a date that is not a Business Day, the Payment Date shall be deemed to be the immediately preceding Business Day.

“Permitted Encumbrances” means:

(i)       Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6(h);

(ii)      Liens imposed by law arising in the ordinary course of business, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and comparable liens, if the obligations secured by such liens are not overdue by more than thirty (30) calendar days or are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves; and

(iii)      judgment Liens in respect of judgments that do not constitute an Event of Default under Section 9(a)(xv).

Permitted Encumbrances do not include any Liens for which Lender has requested, as permitted under this Agreement, a waiver, collateral access agreement or no interest letter (whether as a condition precedent or otherwise); provided that upon Lender’s receipt of a fully executed copy of such waiver, collateral access agreement or no interest letter with respect to any such Lien, such Lien shall constitute a Permitted Encumbrance.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prepayment Fee” means a fee payable to Lender in an amount equal to the collective amount of all interest that would have accrued and become due and owing to Lender if the applicable Loan so prepaid would have amortized in accordance with the terms of the applicable Loan Schedule.

“Replacement Agreement” is defined in the definition of “Net Proceeds”.

“Required Lenders” is defined in Section 12(b).

“Requirement of Law” means, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (ii) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (ii) any Person operating, organized or resident in a region or country subject to Sanctions, (iii) any Person owned or controlled by any such Person or Persons described in the foregoing subclauses (i) or (ii), or (iv) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) other Governmental Authority administering Sanctions that the Lender notifies Borrower of in writing from time to time.

“Servicer” is defined in the Preamble and includes any successor loan servicer appointed by the Servicer.

“SLNH” means Soluna Holdings, Inc., a Nevada corporation.

“Subsidiary” means any direct or indirect subsidiary of Borrower or a Loan Party, as applicable. A subsidiary is, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent and/or by the parent and one or more subsidiaries of the parent.

“Supplier” means, if applicable to the Equipment financed by any Loan, each Person that is obliged to supply and/or deliver the Equipment pursuant to the applicable Supplier Contract.

“Supplier Contract” means, if applicable to the Equipment financed by any Loan, the “Supplier Contract” specified in the Loan Schedule with respect to such Loan.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means, with respect to each Loan, the period commencing on the applicable Commencement Date for such Loan Schedule and continuing until Borrower satisfies all of its Obligations to Lender with respect to such Loan Schedule.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral.

“U.S.” means the United States of America.

“Wallet Custodian” means NYDIG Trust Company LLC.

(b)          UCC and Collateral Specific Defined Terms.

(i)       The following terms shall have the meaning given to such terms in the UCC: “Accounts”, “Chatter Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “equipment”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Money”, “Security”, and “Supporting Obligations”.

(ii)       Intellectual Property Defined Terms.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask works, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Industrial Designs” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to registered industrial designs and industrial design applications.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Industrial Designs, software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property throughout the world, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right throughout the world.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to proprietary, confidential and/or non-public information, however documented, including but not limited to confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and all other trade secrets.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

(c)       Interpretative Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “fees” and “expenses” shall be construed as referring to any fee, expense or charge provided for under this Agreement, including, where applicable, Attorneys’ Fees and Prepayment Fees. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Master Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Master Agreement, (vi) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. As this Master Agreement and each Loan Document has been drafted by Lender’s counsel as a convenience to the parties and Borrower has had the opportunity to review it with counsel of Borrower’s choice, neither this Master Agreement nor any other Loan Document shall be construed against any party by reason of draftsmanship.

2.       GENERAL TERMS. THIS MASTER AGREEMENT CONTAINS THE TERMS AND CONDITIONS UPON WHICH LENDER WILL PROVIDE LOANS TO BORROWER TO ENABLE BORROWER TO PURCHASE, FINANCE OR REFINANCE ITEMS OF EQUIPMENT AND OTHER GOODS, PERSONAL PROPERTY, SERVICES AND FOR SUCH OTHER USES AS ARE EXPRESSLY SPECIFIED IN EACH LOAN SCHEDULE THAT MAY BE ENTERED INTO BY LENDER AND BORROWER FROM TIME TO TIME. EACH LOAN SCHEDULE SHALL INCORPORATE THE PROVISIONS OF THIS MASTER AGREEMENT BY REFERENCE AND EACH LOAN SCHEDULE SHALL CONSTITUTE A SEPARATE AGREEMENT. ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THIS MASTER AGREEMENT IS NOT A COMMITMENT TO ADVANCE ANY LOAN. LENDER SHALL HAVE NO OBLIGATION TO ENTER INTO ANY LOAN SCHEDULE, FINANCE ANY EQUIPMENT, ADVANCE ANY LOAN, OR OTHERWISE ENTER INTO ANY TRANSACTION WITH BORROWER UNLESS EXPRESSLY AGREED IN A LOAN SCHEDULE. AS TO EACH LOAN SCHEDULE, LENDER SHALL HAVE NO OBLIGATION TO FINANCE ANY EQUIPMENT UNTIL ALL CONDITIONS TO FUNDING ARE COMPLETED TO THE SATISFACTION OF LENDER IN ITS SOLE AND ABSOLUTE DISCRETION.

3.            LOANS; DELIVERY AND ACCEPTANCE OF EQUIPMENT; TERM AND PAYMENTS; ETC.

(a)       Loans. Subject to the terms and conditions set forth herein, Lender may, in its sole and absolute discretion, make Loans to Borrower from time to time. Each Loan shall be evidenced by a separate Loan Schedule, which Loan Schedule shall only be valid upon countersignature by Borrower on the Commencement Date. Amounts prepaid or repaid in respect of any Loan may not be reborrowed, except as otherwise agreed to by Lender in writing.

(b)       Delivery. Borrower will cause the Equipment purchased, financed or refinanced with the proceeds of each Loan to be delivered and installed at the location specified in the applicable Loan Schedule. Notwithstanding the actual date of delivery or installation, the Equipment shall be deemed to have been accepted by Borrower for all purposes under the Loan Schedule upon the Commencement Date. Borrower acknowledges and agrees that certain Borrower obligations hereunder, including but not limited to, providing insurance under Section 7(h), may commence and may be binding on Borrower whether or not the Equipment is delivered or installed. Notwithstanding the foregoing, Borrower agrees that, upon executing a Loan Schedule, Borrower’s Obligations under such Loan Schedule are absolute and unconditional and in the nature of a promissory note. Borrower is responsible for all shipping, installation, site preparation, testing and other expenses incident to delivery of the Equipment, and Lender will not finance such costs unless such costs are paid with the proceeds of the Loan advanced in connection with such Loan Schedule. Borrower hereby authorizes Lender to amend and modify the “Description of Equipment” set forth on Exhibit B to each Loan Schedule to accurately identify the Equipment actually delivered.

(c)       Interest; Payment. Interest shall accrue on any outstanding principal balance of each Loan at the Applicable Rate for such Loan and shall be computed on the basis of a year of 360 calendar days, and shall be payable for the number of calendar days elapsed. Commencing on the first (1st) Payment Date and continuing thereafter on each Payment Date set forth in the applicable Loan Schedule, Borrower shall pay to Lender the outstanding principal amount of each Loan, together with accrued interest thereon at the Applicable Rate, in equal monthly installments each in an amount which will fully amortize such principal of each Loan together with interest thereon at the Applicable Rate over the period from the date Lender advances such Loan to the applicable Maturity Date (any such payments, together with any other payments so designated herein or elsewhere in the applicable Loan Schedule, the “Payments”). The actual amount of each Payment and the dates upon which the same is due will be set forth in the applicable Loan Schedule. To the extent that the description of the Payments set forth above differs from the terms of payment set forth on the applicable Loan Schedule, the terms of such Loan Schedule shall govern and control. The outstanding principal amount of each Loan (together with all then unpaid interest accruing thereon) and all other Obligations under the applicable Loan Schedule for such Loan and under the other Loan Documents related thereto) shall be due and payable on the applicable Maturity Date if not paid earlier in accordance with the terms hereof and the other Loan Documents (including the applicable Loan Schedule). Payments by Borrower to Lender under each Loan Schedule shall be in legal U.S. tender in immediately available funds. Borrower’s obligation to pay all Payments is absolute and unconditional under any and all circumstances (including, without limitation, any malfunction, defect, failure in delivery or any inability to use any Item of Equipment) and shall be paid and performed by Borrower without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever, including, without limitation, any past, present or future claims that Borrower may have against Lender, any Supplier or any other Person whatsoever. To the fullest extent permissible under any Requirements of Law, Borrower waives demand, diligence, presentment, protest, notice of dishonor, notice of nonpayment and notices and rights of every kind. Payments shall be due on the applicable Payment Date irrespective of whether Borrower receives an invoice.

(d)          [Intentionally Omitted].

(e)          Prepayments.

(i)       Voluntary Prepayments. Borrower may not prepay any portion of the outstanding principal balance of any Loan in whole or in part, except that Borrower may prepay all of the principal of any Loan then outstanding in whole, but not in part, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any applicable Prepayment Fees) and other Obligations of Borrower accrued hereunder and under any other Loan Documents, so long as (A) Borrower gives Lender thirty (30) calendar days’ prior written notice of its intention to prepay any such Loan, which notice shall be irrevocable, and (B) together with such Loan to be prepaid, Borrower pays to Lender the applicable Prepayment Fee.

(ii)       Mandatory Prepayments. In the event and on each occasion that any Net Proceeds are received by or on behalf of Borrower in respect of any Casualty Event or a Disposition permitted pursuant to Section 8(d), Borrower shall, immediately after such Net Proceeds are received by Borrower, prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of such Net Proceeds; provided that, if Borrower shall deliver to Lender a certificate of a Financial Officer to the effect that Borrower intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within one hundred thirty-five (135) calendar days after receipt of such Net Proceeds, to acquire (or replace or rebuild) such applicable Item of Equipment, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate (but Borrower may nonetheless made a prepayment in result of all or any portion of such Net Proceeds), provided that to the extent of any such Net Proceeds that have not been so applied by the end of such one hundred thirty-five (135) calendar day period after receipt of such Net Proceeds, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

(iii)       Prepayment Fee. Upon the date of any prepayment of any Loan (whether such prepayment is effected by Borrower pursuant to Section 2.4(e)(i), as a result of an acceleration by Lender following the occurrence and continuation of an Event of Default or for any other reason other than a prepayment effected by Borrower pursuant to Section 2.4(e)(ii)), Borrower shall be obligated to pay, in addition to the principal and interest in respect of the Loans so prepaid, an amount equal to the applicable Prepayment Fee.

(f)           Application of Payments. Except as otherwise provided in the immediately succeeding sentence, payments by any Loan Party in respect of the Obligations hereunder shall be applied (i) first, to any fees and expenses then owed to Lender pursuant to the Loan Documents, whether as a result of the occurrence of an Event of Default, or otherwise, (ii) second, to accrued and outstanding interest with respect to the principal balance of the Loans, irrespective of which Loan such accrued interest relates to, and (iii) third, to the outstanding principal balance of the Loans, which allocation of payments with respect to principal shall be applied pro-rata to each then existing Loan. Borrower acknowledges and agrees that if at any time NYDIG transfers, assigns or sells any participation in its right to receive Payments hereunder, or under any Loan Schedule, such that more than one Person has any interest or right to any payments from Borrower, NYDIG and such Person(s) may, among themselves, agree to the specific allocation of Payments made by Borrower; provided that in the absence of any such agreement, any payments made by Borrower in respect of fees, expenses, principal and accrued interest shall be apportioned ratably among NYDIG and such Person(s) in accordance with the pro rata percentage of interests in and to such fees, expenses, principal and accrued interest, respectively, owing to such Persons.

(g)         Payments Subject to Variable Equipment Pricing. Borrower acknowledges and agrees that the monthly Payment indicated in each Loan Schedule is based on the estimated amount of the Loan made by Lender in connection with such Loan Schedule with respect to the Equipment, and if the actual Loan for the Equipment (which may include delivery, installation and other soft costs) differs from such estimated amount, then Lender may, at its election (i) if the amount of the actual Loan shall be an increase of less than ten percent (10%) of the estimated Loan, recalculate the Payments and other amounts as provided in Section 3(c), and Borrower grants Lender power of attorney to make such corrections, and agrees that, other than with respect to such corrections, the Loan Schedule shall remain in full force and effect, (ii) cancel such Loan Schedule and all related agreements, documents and instruments (expressly excluding this Master Agreement) and decline to fund the transaction, or (iii) elect to amend or re-execute the Loan Schedule and related documents to provide such adjustments to the Payments and other amounts designated in the Loan Schedule as necessary to provide the same yield to Lender as would have been obtained if the actual amount advanced by Lender had been the same as the estimated amount. Borrower agrees to execute documentation presented by Lender effecting such adjustments. For the avoidance of doubt, this paragraph 3(g) shall only apply with respect to a Loan if so specified in the applicable Loan Schedule related to such Loan.

(h)         Interest Rate Limitation. Borrower and Lender intend this Master Agreement and each other Loan Document to comply in all respects with all provisions of applicable law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, Borrower is required to pay, or has paid, interest at a rate in excess of the highest rate of interest which may be charged by Lender or which Borrower may legally contract to pay under applicable law (the “Maximum Rate”), then the interest rate shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and interest payable hereunder and under the applicable Loan Schedule shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest in excess of the Maximum Rate shall be deemed to have been payments in reduction of the outstanding principal of the Loans and applied as partial prepayments.

(i)           Withholding of Taxes; Gross-Up.

(i)       Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3(i)), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii)       Payment of Other Taxes by the Loan Parties. Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender, timely reimburse it for, Other Taxes.

(iii)       Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3(i), such Loan Party shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Lender.

(iv)       Indemnification by Borrower. Borrower shall indemnify Lender, within ten (10) calendar days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(j)           Purchase Agreement. If Lender shall enter into a purchase agreement, purchase order or other arrangement with a Supplier of any of the Equipment, Lender shall be deemed to assign Lender’s right (and its obligations, if any) to purchase such Equipment to Borrower on the Commencement Date for such Equipment. So long as no Event of Default shall have occurred and be continuing, Lender shall automatically be deemed to assign to Borrower all warranties, if any, in the purchase and other agreements with respect to the Equipment. Prior to such Commencement Date, Lender will retain (without interference from Borrower) the right to purchase any or all Equipment in the event (i) Borrower attempts to cancel or terminate the Loan Schedule for such Equipment, or (ii) if an Event of Default occurs and is continuing. Borrower acknowledges and agrees that, irrespective of whether the applicable Supplier has entered into an agreement with Borrower or Lender, the amount financed by Lender may or may not reflect any discount or other arrangement between Lender and such Supplier and any such variation in the cost of such Equipment shall not affect the Payments owed by Borrower to Lender set forth in such Loan Schedule. Nothing herein shall imply that Lender sells or provides any Equipment to Borrower or is otherwise a supplier or vendor thereof or in the stream of commerce for any Equipment. Borrower acknowledges that the Commencement Date may not be the actual date Lender advances a Loan to or for the account of Borrower. Nothing herein shall imply, and Borrower shall not assert, that Lender is a “merchant” with respect to the Equipment.

(k)          [Reserved].

(l)       Mined Cryptocurrency.

(i)        Borrower shall (both before and after an Event of Default, subject only to Collateral Agent’s ability to designate an alternative account or wallet for Digital Assets) immediately deposit or cause to be deposited all Mined Cryptocurrency into the ACA Wallet.

(ii)       Unless an Event of Default is existing and continuing, Borrower may sell, trade and otherwise dispose of any Mined Cryptocurrency from the Equipment.

(iii)      If an Event of Default is existing and continuing, all rights and licenses of Borrower pursuant to Subsection 3(l)(ii) will immediately cease, without any requirement for any notice from Lender or Collateral Agent, and Borrower may not Dispose of any Mined Cryptocurrency without Collateral Agent’s written consent, which consent may be withheld in Collateral Agent’s sole and absolute discretion.

(iv)      If any Mined Cryptocurrency from the Equipment is not deposited into the ACA Wallet for any reason, Borrower shall segregate and hold in trust on behalf of Collateral Agent, such Mined Cryptocurrency and shall deliver it to Collateral Agent as soon as possible.

(v)       All Digital Assets and Mined Cryptocurrency, shall at all times be kept stored in the ACA Wallet, or in such other accounts or wallets as Collateral Agent may consent to from time to time, which consent may be withheld in Collateral Agent’s sole and absolute discretion.

4.            CONDITIONS TO CLOSING.

(a)       Conditions Precedent to the Effectiveness of the Master Agreement. The effectiveness of this Master Agreement is subject to the satisfaction of each of the following conditions precedent, as determined by Lender in its sole and absolute discretion:

(i)        Loan Documents. This Master Agreement and each other Loan Document (required to be executed and delivered on the Closing Date) shall have been duly executed and delivered by each party thereto, and be in full force and effect, and the Loan Parties shall have executed and delivered such Loan Documents as Lender may require in connection with the transactions contemplated hereby.

(ii)       Financial Statements. Lender shall have received

unaudited interim consolidated financial statements of SLNH for each fiscal quarter in 2021, and such financial statements shall not, in the reasonable judgment of Lender, reflect any material adverse change in the consolidated financial condition of SLNH, as reflected in SLNH’s most recent audited, consolidated financial statements.

(iii)      Certificates and Authorizations. Lender shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its board of directors (or other governing body) authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of each Loan Party and a true and correct copy of its bylaws, operating agreement, partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization, and each other jurisdiction where it is required to be qualified to do business.

(iv)     Solvency. Lender shall have received a solvency certificate signed by a Financial Officer dated the Closing Date in form and substance reasonably satisfactory to Lender.

(v)      Lien Searches. Lender shall have received (at Borrower’s sole expense) UCC, federal and state tax, litigation and bankruptcy search reports on each Loan Party acceptable to Lender performed in (A) each jurisdiction where any Loan Party (1) is organized, (2) is authorized to do business or (3) maintains any Collateral and (B) each filing office in which a financing statement in favor of Collateral Agent has been or will be filed or recorded to perfect the security interests granted to Collateral Agent in this Master Agreement, which search reports must show no other Liens other than Permitted Encumbrances.

(vi)     [Reserved].

(vii)    [Reserved].

(viii)   [Reserved].

(ix)      Payment of Expenses. Borrower shall have paid (or shall have made arrangements to pay on the Closing Date out of the proceeds of the Loan advanced on the Closing Date if Lender shall consent thereto) all of Lender’s costs and expenses required to be paid by Borrower pursuant to Section 10(d).

(x)       [Reserved].

(xi)      Material Adverse Effect. Since the receipt of SLNH’s quarterly financial statements for the period ending September 30, 2021, no event, condition, or change in circumstance shall have occurred, whether or not under the control of either or both of Lender and Borrower, that could reasonably be expected to result in a Material Adverse Effect.

(xii)     [Reserved].

(xiii)    [Reserved].

(xiv)    ACA Wallet Agreement. Collateral Agent, Borrower and Wallet Custodian shall have entered into the ACA Wallet Agreement reasonably satisfactory to Collateral Agent with respect to the ACA Wallet.

(xv)    Pay-off Letter. Lender shall have received satisfactory pay-off letters for all existing Indebtedness required to be repaid and which confirms that all Liens upon any of the property of Borrower constituting Collateral will be terminated concurrently with such payment.

(xvi)   [Reserved].

(xvii)   Consent; No Interest Letter. Borrower shall have obtained a consent or “no interest” letter from any creditor of Borrower that has any interest in the Collateral, in form and substance satisfactory to Lender, regarding the Collateral and the transactions contemplated hereby.

(xviii)   [Reserved].

(xix)     KYC AML Requirements, Etc. Lender shall have received, (A)(1) at least five (5) calendar days prior to the Closing Date, all documentation and other information regarding Borrower requested in connection with applicable “know your customer” requirements and AML Laws, to the extent requested in writing of Borrower at least ten (10) calendar days prior to the Closing Date, and (2) a properly completed and signed IRS Form W 8 or W 9, as applicable, for each Loan Party, and (B) Lender shall have received, to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to each Loan Party at least five (5) calendar days prior to the Closing Date, to the extent requested in writing of Borrower at least ten (10) calendar days prior to the Closing Date.

(xx)      Other Documents. Borrower shall have complied with all other closing conditions and shall provide Lender with all other documents and items, in each case as Lender may reasonably request.

(b)           Conditions Precedent to Each Loan. Lender’s agreement to provide Loan(s) under any Loan Schedule (other than any Loan Schedule executed as of the Closing Date) shall be subject to the satisfaction of the following conditions precedent, as determined by Lender in its sole and absolute discretion:

(i)        Loan Documents. The applicable Loan Schedule, together with any other Loan Documents required to be executed in connection therewith, shall have been duly executed and delivered by each party thereto, and be in full force and effect, and the Loan Parties shall have executed and delivered such other documents as Lender may require in connection with the transactions contemplated in the Loan Documents.

(ii)        No Default. No Default or Event of Default shall have occurred and then be continuing.

(iii)      Representations and Warranties. All representations and warranties of each of the Loan Parties set forth in this Master Agreement and the other Loan Documents, as applicable, shall as of the day of the Loan Schedule corresponding to such request for a Loan, be true and correct (except for such representations which expressly refer to an earlier date, in which case such representations shall be deemed true as of such date) in all material respects (unless qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects).

(iv)      Material Adverse Effect. Since the receipt by Lender of SLNH’s quarterly financial statements for the period ending September 30, 2021, no event, condition, or change in circumstance shall have occurred, whether or not under the control of either or both of Lender and Borrower, that could reasonably be expected to result in a Material Adverse Effect.

(v)       Payment of Closing Fee and Expenses. Borrower shall have paid (or shall have made arrangements to pay on the date of the applicable Loan Schedule out of the proceeds of the Loan advanced under such Loan Schedule if Lender shall consent thereto) (A) the Closing Fee set forth on the applicable Loan Schedule with respect to such Loan, which shall be fully earned and non-refundable on the Commencement Date and (B) all of Lender’s costs and expenses required to be paid as of such date by Borrower pursuant to Section 10(d).

(vi)      Appraisal. If required by Lender, Lender shall have received an appraisal of the Equipment it desired to be financed with the proceeds of the Loan under the applicable Loan Schedule, and the results of such appraisal shall be satisfactory to Lender in its sole discretion. The costs of any such appraisal shall be borne solely by Borrower.

(vii)     [Reserved].

(viii)    Legal Opinion(s). If specified in the applicable Loan Schedule with respect to any Loan, Lender shall have received legal opinion(s) from counsel to Borrower and the other Loan Parties as to (A) the enforceability of this Master Agreement and the other Loan Documents against Borrower, (B) the non-consolidation of Borrower with its parent or affiliates in the event of bankruptcy, and (C) such other matters as Lender may reasonably require.

(ix)      Bill(s) of Sale. If required by Lender, one or more bills of sale, in form and substance satisfactory to the Lender in its sole discretion, executed by the applicable seller of the Equipment and the Borrower, as buyer, evidencing the purchase by the Borrower of all right, title and interest in and to the Equipment, free and clear of any liens or encumbrances.

(x)       Insurance. If required by Lender, (A) Borrower shall have delivered to Lender evidence satisfactory to Lender that all insurance required by the terms of this Master Agreement and the other Loan Documents is in full force and effect; and (B) Collateral Agent shall have received endorsements naming Collateral Agent as an additional insured and lenders loss payee, as applicable, under all insurance policies to be maintained with respect to the Collateral.

(xi)      Other Documents. Borrower shall have complied with all other closing conditions and shall provide Lender with all other documents and items, in each case as Lender may reasonably request.

(c)          Post-Closing Conditions.

(i)        Within thirty (30) calendar days following the Closing Date (or such later date as Lender may agree to in its sole discretion), Borrower shall have obtained a lien waiver and/or collateral access agreement from any applicable sublandlord, landlord, mortgagee, sublicensee, licensee or other party holding an interest in real estate where the collateral is located, on terms reasonably satisfactory and in form and substance to Lender.

(ii)       Within thirty (30) calendar days following the Closing Date (or such later date as Lender may agree to in its sole discretion), (A) Borrower shall have delivered to Lender evidence satisfactory to Lender that all insurance required by the terms of this Master Agreement and the other Loan Documents is in full force and effect; and (B) Collateral Agent shall have received endorsements naming Collateral Agent as an additional insured and lenders loss payee, as applicable, under all insurance policies to be maintained with respect to the Collateral.

5.            SECURITY INTEREST; COLLATERAL MATTERS.

(a)       Grant of Security Interest. As security for the due payment and performance of Borrower’s Obligations under the Loan Documents, Borrower hereby pledges, assigns and grants to Collateral Agent, for the benefit of the Lenders under each Loan Schedule, a first priority security interest in all of its right, title and interest in and to (collectively, the “Collateral”): (i) all Accounts; (ii) all Chattel Paper; (iii) all Documents; (iv), all equipment (as such term is defined in the UCC), including, without limitation, the Equipment; (v) all Fixtures; (vi) all General Intangibles, including, without limitation, all Intellectual Property; (vii) all Goods; (viii) all Instruments; (ix) all Inventory; (x) all Investment Property; (xi) all cash or cash equivalents; (xii) all letters of credit, Letter-of-Credit Rights and Supporting Obligations; (xiii) Deposit Accounts with any bank or other financial institution; (xiv) all Commercial Tort Claims; (xv) all Digital Assets and all Digital Asset wallets or wallet accounts and other Digital Asset accounts, including, without limitation, the ACA Wallet Account, and general intangibles related to any of the foregoing; (xvi) all property of Borrower in the possession of Collateral Agent or Lender; (xvii) all Money; (xviii) all accessions to, substitutions for and replacements, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related to any of the foregoing and any General Intangibles at any time evidencing or relating to any of the foregoing; (xix) without limiting the generality of the foregoing subclauses (i) through (xviii), all agreements, contracts, warranties, invoices, purchase orders and other agreement, instruments and documents with the Supplier of the Equipment or service provider with respect thereto (including under any Supplier Contract or any Acknowledgment of Rights Agreement in connection with any Supplier Contract); and (xx) all proceeds of any and all of the foregoing. Title to the Collateral shall at all times be in Borrower’s name, subject to the security interest of Collateral Agent, and any certificate of title for the applicable Collateral (to the extent applicable) shall designate Borrower as owner and Collateral Agent, as lien holder. The grant of a security interest in a Loan Schedule shall take precedence over the grant contained in this Section 5(a) in the event of any contradiction between them.

(b)          Authorization to File UCC Financing Statements; Control.

(i)       Authorization to File UCC Financing Statements. Borrower hereby authorizes Collateral Agent to file, and if requested will deliver to Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be requested by Collateral Agent in order to maintain a first priority perfected security interest in and, if applicable, Control (as hereinafter defined) of, the Collateral. Any financing statement filed by Collateral Agent may be filed in any filing office in any UCC jurisdiction and may (A) indicate the Collateral (1) as “all assets” of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Master Agreement, and (B) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (1) whether Borrower is an organization, the type of organization (and any organization identification number issued to Borrower), and (2) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Borrower also agrees to furnish any such information described in the foregoing sentence to Collateral Agent promptly upon request. Borrower also ratifies its authorization for Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(ii)       Perfection by Control. Upon Collateral Agent’s request therefor, Borrower shall take all steps necessary to grant Collateral Agent Control, and to ensure that Collateral Agent retains such Control, of all Collateral (including, without limitation, any Collateral in an ACA Wallet) as to which Control thereof is necessary or desirable under the UCC, or as Collateral Agent may determine necessary, to ensure that Collateral Agent retains a first perfected Lien over any such Collateral (subject only to Permitted Encumbrances).

As used in this Section 5(b), “Control” shall have the meaning set forth in Article 8 of the UCC or, if applicable, in §§ 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

(c)          Casualty Event. Borrower shall bear the entire risk of loss, theft, damage to or destruction of the Equipment and other Collateral in connection with any Casualty Event, from any cause whatsoever. No Casualty Event shall relieve Borrower from making any Payment or any other obligations hereunder.

(d)          Use of Equipment; Quiet Possession. Provided that no Event of Default has occurred and is continuing, Borrower shall have quiet possession of the Equipment during the Term of the applicable Loan. The Equipment shall not constitute, and Borrower shall ensure that it shall not constitute, real property or fixtures, and the parties agree that the Equipment is and shall be removable from, and is not essential to, the premises where the Equipment is located.

(e)          Landlord Waiver. Upon the request of Lender, Borrower shall obtain a written host’s, landlord’s, mortgagee’s or warehouseman’s acknowledgement and waiver, subordination, no interest letter, collateral access agreement or other document in form and substance satisfactory to Lender from all persons having any interest in the real estate upon which any Equipment is located, stored or garaged.

(f)           DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY. BORROWER ACKNOWLEDGES AND AGREES THAT THE EQUIPMENT IS FINANCED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AND, IRRESPECTIVE OF WHETHER BORROWER IS ACQUIRING THE EQUIPMENT DIRECTLY FROM A SUPPLIER OR FROM LENDER: (i) LENDER DOES NOT MAKE AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES EITHER EXPRESSED OR IMPLIED AS TO THE CONDITION OF THE EQUIPMENT, ITS MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE, ITS DESIGN, CONDITION, CAPACITY, DURABILITY, QUALITY OF MATERIAL, OPERATION OR WORKMANSHIP, CONFORMITY OF ANY DESCRIPTION OR PATENT, TRADEMARK OR COPYRIGHT, OR OTHERWISE WITH RESPECT TO ANY CHARACTERISTICS OF THE EQUIPMENT WHATSOEVER; (ii) LENDER IS NOT THE MANUFACTURER OR SUPPLIER OF THE EQUIPMENT NOR THE MANUFACTURER’S OR SUPPLIER’S AGENT AND NO SUCH PERSON IS LENDER’S AGENT FOR ANY PURPOSE; (iii) LENDER IS NOT RESPONSIBLE FOR ANY REPAIRS OR SERVICE TO ANY EQUIPMENT, DEFECTS THEREIN OR FAILURES IN THE OPERATION THEREOF OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH ANY SUCH EQUIPMENT, DEFECTS, OR FAILURES; AND (iv) BORROWER HAS SELECTED EACH ITEM OF EQUIPMENT BASED ON ITS OWN JUDGMENT AND EXPRESSLY DISCLAIMS ANY RELIANCE UPON ANY STATEMENTS OR REPRESENTATIONS MADE BY LENDER.

6.       REPRESENTATIONS, WARRANTIES. Borrower represents and warrants to Collateral Agent and Lender that:

(a)          Organization; Powers. Borrower is a limited liability company duly, existing and in good standing under the laws of the State of Delaware and qualified to do business wherever necessary to carry on its present business and operations and to own its property; Borrower has full limited liability company power and authority to enter into this Master Agreement and the other Loan Documents, to incur each Loan and grant Liens hereunder, and to perform its obligations under this Master Agreement and the other Loan Documents.

(b)          Authorization; No Conflicts; Enforceability. Each Loan Document, when entered into has been duly executed and authorized, requires no further approval of its board of directors (or other governing body) or other third party approval of, or the giving of notice to, any Governmental Authority and does not contravene any Requirement of Law, or any agreement, indenture, or other instrument to which Borrower is a party or by which it may be bound and constitutes a legal, valid, and binding obligation of Borrower enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally). The transactions contemplated by this Master Agreement, and the transactions contemplated by any Loan Schedule when entered into, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents.

(c)          Liens. The provisions of this Master Agreement create legal and valid Liens on and security interests in all of the Collateral in favor of Collateral Agent, for the benefit of the Lenders under each Loan Schedule, the provisions of each Loan Schedule create legal and valid Liens on and security interests in all of the Collateral set forth therein in favor of Lender and such Liens and security interests constitute perfected and continuing Liens on and security interests in the Collateral, securing the Obligations, enforceable against Borrower and all third parties, and having priority over all other Liens on the Collateral (subject to Permitted Encumbrances).

(d)          Compliance With Laws; Sanctions. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) each Requirement of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. Borrower and any other person who Controls Borrower or any other Loan Party is not a Sanctioned Person or subject to any Sanctions and each Loan Party and each director, officer, employee and agent thereof is in compliance with all applicable Sanctions, Anti-Corruption Laws and AML Laws (including, without limitation, any federal regulations to prevent money laundering) and Borrower is not, nor is any director, officer, employee or agent of Borrower (A) the subject of any Sanctions, or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of any Sanctions.

(e)          Litigation. There are no pending or threatened actions or proceedings against or affecting Borrower or any Loan Party before any arbitrator or Governmental Authority as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f)          Solvency. Each Loan Party is solvent and has the ability to pay such Loan Party’s debts when they come due and no Loan Party is contemplating and has not contemplated relief under any bankruptcy laws or other similar laws for the relief of debtors.

(g)          Financial Statements. All of Borrower’s and each other Loan Party’s financial statements and other information heretofore given and hereafter to be given to Lender are and will be true and complete in all material respects as of their respective dates, and fairly represent and will fairly represent Borrower’s and each other Loan Party’s financial condition, and no material adverse change has or will have occurred in Borrower’s and such other Loan Parties’ financial condition reflected therein after the respective date thereof upon delivery to Lender.

(h)         Taxes. Each Loan Party has timely filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax Liens have been filed and no claims are being asserted with respect to any such taxes.

(i)           Use of Proceeds. The proceeds of each Loan have been used and will be used, whether directly or indirectly as set forth in Section 7(i).

(j)           Disclosure.

(i)        Each Loan Party has disclosed to Lender all agreements, instruments and corporate or other restrictions to which Borrower is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Master Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

(ii)       As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to Lender in connection with this Master Agreement is true and correct.

(k)         No Reliance. Borrower acknowledges that Lender has not made any representation or warranty as to the legal, accounting or tax characterization or effect of any Loan Schedule or any financing contemplated hereby. Borrower has consulted its own advisors with respect to such matters.

(l)           Location of Collateral. Each Item of Equipment shall at all times be kept or stored at the location set forth on the applicable Loan Schedule with respect to such Item of Equipment, or at such other locations as Lender may consent to from time to time, which consent may be withheld in Lender’s sole and absolute discretion.

(m)         Special-Purpose Entity.

(i)        It is, as of the date of this Master Agreement and as of each Commencement

Date, and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due;

(ii)       It has complied and will comply with the provisions of its formation, organizational and other governing documents, including its Limited Liability Company Agreement;

(iii)      It has done or caused to be done all actions necessary to observe applicable entity formalities and to preserve its existence;

(iv)      It has maintained all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members, partners, shareholders, owners and any other Person, (except to the extent consolidation of financial statements is required under GAAP or as a matter of Requirements of Law) and it will file its own tax returns to the extent required or permitted under Requirements of Law;

(v)       It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate);

(vi)      It has not owned, and will not own, any property or any other assets other than the Equipment and the other Collateral;

(vii)     It has not engaged in any business other than the acquisition, ownership, financing, and leasing (to the extent permitted hereunder) of the Equipment in accordance with the applicable provisions of the Loan Documents;

(viii)    It has not entered into any contract or agreement with any of its Affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliate;

(ix)       It has maintained adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(x)       It has not commingled its funds and other assets with those of any of its Affiliates or any other Person;

(xi)      It has maintained its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

(xii)     It has not held itself out to be responsible for the debts or obligations of any other Person; and

(xiii)    It does not have any employees.

All representations and warranties contained herein shall be continuing in nature and in effect at all times prior to Borrower satisfying all of Borrower’s obligations to Lender under each Loan Schedule and this Master Agreement.

7.            AFFIRMATIVE COVENANTS. Until all of the Obligations shall have been paid and satisfied in full, Borrower covenants and agrees with Lender that:

(a)          Financial Statements and Reporting. Borrower shall furnish (or cause to be furnished, as applicable) to Lender:

(i)        As soon as available, and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of Borrower, SLNH’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to Lender (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of SLNH’s and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(ii)       on or before the 45th day (or if such date is not a Business Day, the immediately succeeding Business Day) after the close of each fiscal quarter of SLNH, SLNH’s consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the immediately preceding calendar quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of SLNH and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)      with respect to SLNH, unless otherwise specified in the applicable Loan Schedule, within one hundred and twenty (120) calendar days after the close of each fiscal year of SLNH, audited financial statements reflecting the operations of SLNH during such fiscal year, including without limitation a balance sheet and profit and loss statement and within forty-five days (45) after the last day after each quarter-end other than SLNH’s fiscal year-end, management-prepared financial statements including without limitation a balance sheet and profit and loss statement;

(iv)      concurrently with any delivery of financial statements under subclause (i) or (ii) above, a certificate of a Financial Officer in substantially the form of Exhibit C attached hereto (A) certifying, in the case of the financial statements delivered under subclause (ii) above, as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (B) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(v)       Promptly after demand therefor, such other information as Lender may reasonably request from time to time, including without limitation other financial statements and information pertaining to Borrower or any other Loan Party.

Documents required to be delivered pursuant to Section 7(a)(i), (ii), and (iii) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the U.S. Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR); provided that: (A) upon written request by Lender to Borrower, Borrower shall deliver paper copies of such documents to Lender until a written request to cease delivering paper copies is given by Lender and (B) Borrower shall notify the Lender (by electronic mail or facsimile) of the posting of any such documents and, if requested by Lender, provide to Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

(b)          Notice of Material Events. Borrower will furnish to Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(i)        the occurrence of any Default or Event of Default;

(ii)       receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party that (A) seeks damages in excess of $50,000, (B) seeks injunctive relief, (C) alleges criminal misconduct by any Loan Party or any Subsidiary thereof, (D) alleges the violation of, or seeks to impose remedies under any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (E) asserts liability on the part of any Loan Party or any Subsidiary in excess of $50,000 in respect of any tax, fee, assessment, or other governmental charge, or (F) involves any product recall;

(iii)      any material change in accounting or financial reporting practices by Borrower;

(iv)     any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(v)       immediately, and in any event, within one (1) hour after the occurrence of such event, after Borrower learns of any event that has disrupted or prevented the continuous mining of Digital Assets to the ACA Wallet from the Equipment, including, without limitation, any loss of electricity, loss of internet connection, software issues, or viruses, notify Collateral Agent and Lender in writing with reasonable detail of such event and provide Collateral Agent and Lender with Borrower’s proposed course of action to recommence the mining of Digital Assets; and

(vi)     any change in the information provided in the Beneficial Ownership Certification delivered to Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 7(b) shall be (i) in writing, and (ii) accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(c)          Existence; Conduct of Business. Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(d)          Payment of Obligations. Borrower will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that Borrower will remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

(e)          Compliance with Laws and Material Contractual Obligations. Each Loan Party will, (i) comply with each Requirement of Law applicable to it or its property (including, without limitation, Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with AML Laws, Anti-Corruption Laws and applicable Sanctions.

(f)           Use and Maintenance of Equipment; Registration.

(i)       (A) Borrower will maintain and use the Equipment in a prudent, businesslike manner for its originally-intended purpose, in the ordinary course of Borrower’s business, and only in accordance with applicable laws, Supplier or manufacturer warranty provisions, requirements of insurance, operating manuals and instructions, rules, regulations, and orders of any judicial, legislative or regulatory body having power to supervise or regulate the use, operation or maintenance thereof, including licenses, permits and registration requirements, (B) the proceeds of any Loan will be used for commercial or business purposes and will not be used for consumer, personal, family, agricultural or household purposes; (C) Borrower will keep the Equipment in good condition and working order ordinary wear and tear excepted and shall replace or restore and maintain any part of the Equipment by qualified personnel at all times during the Term of such Loan Schedule; (D) all Equipment under a single Loan Schedule shall be deployed in the same mining pool; (E) Borrower will not make any modification to any Item of Equipment that would invalidate or otherwise terminate the warranty applicable to such Item of Equipment, but Borrower will, unless otherwise directed by Lender, make all modifications and maintenance, at its sole cost and expense, required hereunder or by any Requirement of Law, or recommended or required by any Supplier, operating instructions or requirements of any insurer or maintenance organization servicing the Equipment, provided, that all parts, mechanisms, devices and other property installed on the Equipment shall immediately become part of the Equipment and Collateral and subject to Lender’s security interest and such maintenance or modifications shall be performed by qualified personnel only; and (F) if Lender has caused a global positioning system or other tracking device to be installed on any Item, Borrower will not remove or tamper with such device, nor will Borrower tamper with any odometer or other device designed to track use of the Equipment. If Borrower gives Lender prior written notice of its intention to make any modification to any Item of Equipment (hereinafter, a “Reconfiguration”) in compliance with the provisions of the immediately preceding sentence (which compliance shall be determined in Lender’s sole discretion), such Reconfiguration shall constitute an improvement and neither such improvements nor parts installed on such Equipment in the course of Reconfiguration shall be deemed to be accessions to the Equipment.

(ii)       Without limiting any of Borrower’s obligations in Section 7(f)(i) above or elsewhere in this Master Agreement or any Loan Schedule, Borrower covenants and agrees that for all Items of Equipment, Borrower will make arrangements satisfactory to Lender in Lender’s reasonable discretion to keep the Equipment properly maintained by the applicable Supplier, if any or another qualified maintenance organization and eligible for prime shift maintenance by the applicable Supplier, if any.

(g)          Insurance. Borrower shall, at Borrower’s sole cost and expense, commencing with the delivery of any Equipment to Borrower and continuing during the Term of each Loan Schedule until Borrower’s Obligations are satisfied in full, procure and maintain such insurance coverage in such amounts (including deductibles), in such form and with responsible insurers, all as satisfactory to Lender (which may on reasonable notice require Borrower to change such form, amount or company), including: (i) comprehensive general liability insurance insuring against liability for property damage, death and bodily injury resulting from the transportation, ownership, possession, use, operation, performance, maintenance, storage, repair or any similar act related to the Equipment, with minimum limits of $2,000,000 per each occurrence (or such other amounts as set forth in such Loan Schedule and notified by Lender), with Lender and Lender’s successors and/or assigns named as additional insured; (ii) all risk physical damage insurance against all risks of theft, loss or damage from every cause whatsoever in an amount not less than the full replacement cost of each item of Equipment, with Lender and Lender’s successors and/or assigns named as lender loss payee; and (iii) if requested by Lender, other or additional coverage. Borrower shall waive Borrower’s rights of subrogation, if any, and have Borrower’s insurance carrier waive its right of subrogation, if any, against Lender for any and all loss or damage. All policies shall contain clauses requiring the insurer to furnish Lender with at least thirty (30) calendar days prior written notice of any material change, cancellation, or nonrenewal of coverage and stating that coverage shall not be invalidated against Lender or Lender’s assigns because of any violation of any condition or warranty contained in any policy or application therefor by Borrower or by reason of any action or inaction of Borrower. Borrower agrees to inform Lender immediately in writing of any notices from, or other communications with, any insurers that may in any way adversely affect the insurance policies being maintained pursuant to this Section or of any insurance claims. No insurance shall be subject to any co-insurance clause. Upon request by Lender, Borrower shall furnish Lender with certificates of insurance, proper endorsements or other evidence satisfactory to Lender that such insurance coverages are in effect. If Borrower shall fail to carry any insurance required hereunder, Lender (without obligation and without waiving any default or Event of Default by Borrower hereunder) may do so at Lender’s sole option and at Borrower’s sole cost and expense. Borrower acknowledges that such insurance will benefit Lender only and may cost substantially more than insurance Borrower might procure. Borrower agrees that Lender is not a seller of insurance nor is Lender in the insurance business. Borrower agrees to deliver to Lender evidence of compliance with this Section satisfactory to Lender, including any requested copies of policies, certificates and endorsements, with premium receipts therefor, on or before the date of execution by Borrower of the applicable Loan Schedule and thereafter within two (2) Business Days after Lender’s request and in any event, no less frequently than on each anniversary of the Closing Date. Lender shall be under no duty to ascertain the existence of or to examine any such policy or to advise Borrower in the event any such policy shall not comply with the requirements hereof.

(h)          Use of Proceeds. Borrower shall only use the proceeds of each Loan for purposes of financing or refinancing Equipment, or such other purposes as the Lender shall approve.

(i)           Books and Records; Inspection Rights. Borrower shall (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, and (ii) permit any representatives designated by Lender (including employees of Lender or any auditors, consultants, accountants, lawyers, agents and appraisers retained by Lender), upon at least three (3) Business Days’ notice (provided that no notice shall be required if an Event of Default shall exist), (A) to visit and inspect its properties and conduct at Borrower’s premises an audit and examination of the Collateral and all of Borrower’s, books and records relating thereto, including examining and making extracts from its books and records, and (B) discuss Borrower’s affairs, finances and condition with its officers and independent accountants (and hereby authorizes Lender to contact its independent accountants directly). Borrower shall bear the expense of any such inspection or audit conducted by Lender (or its designee) in accordance with this Section 7(j); provided that so long as no Event of Default is continuing, Borrower shall only be required to pay for one such inspection or audit during any calendar year.

(j)          Separateness. Borrower shall maintain its status as a special purpose entity during the terms of any outstanding Loan and not take any action which would cause it to be consolidated (other than for accounting purposes as described in the next sentence) or substantively consolidated with any Affiliate. For purposes of clarity, Lender and Borrower agree and acknowledge that Borrower is a wholly owned direct or indirect subsidiary of SLNH and, as such, its assets and results of operations shall be included in the annual audited consolidated financial statements of SLNH and its subsidiaries as well as the annual Federal and State corporate income tax returns (to the extent that various states permit the filing of consolidated tax returns) filed by SLNH and its subsidiaries. Such inclusion shall not preclude Borrower from complying with its reporting requirements provided in Section 7.01(a) herein.

(k)         [Reserved].

(l)           Additional NYDIG Related Covenants. Each Loan Party covenants and agrees that it shall comply with each of the covenants set forth in Schedule 7(l) attached hereto.

(m)          Use of ACA Wallet. Borrower shall deposit all Mined Cryptocurrency in the ACA Wallet.

8.            NEGATIVE COVENANTS. Until all of the Obligations shall have been paid and satisfied in full, Borrower covenants and agrees with Lender that:

(a)           Liens. Borrower shall not voluntarily or involuntarily create, incur, assume, permit or suffer to exist any Lien of any kind whatsoever upon, affecting or with respect to the Collateral, whether now owned or hereafter acquired (other than Permitted Encumbrances).

(b)           Indebtedness. Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the Obligations.

(c)           Labels on Equipment. Borrower shall not permit the name of any person, association, corporation or other business entity other than the name of any manufacturer, the Lender or Borrower to be placed on the Equipment, and if requested by Lender, Borrower shall place a label on each Item of Equipment noting Lender’s Lien thereon.

(d)           Dispositions of Collateral. Borrower shall not Dispose of all or any part of the rights of Borrower in the Equipment or any other Collateral, in whole or in part, to anyone, except that, so long as no Event of Default then exists, Borrower may Dispose of (i) Digital Assets for an amount not less than the prevailing market rate for such Digital Assets as of the date of such Disposition, including any Disposal of Mined Cryptocurrency in accordance with Section 3(l)(ii), (ii) Inventory (it being understood that Mined Cryptocurrency does not constitute Inventory), and (iii)   used, obsolete, worn out or surplus equipment or property, in each case other than Equipment. Borrower will not move or allow any Item of Equipment to be moved to a location different from the location specified in the applicable Loan Schedule.

(e)           Corporate Changes. Borrower shall not, without at least thirty (30) calendar days’ prior written notice to Lender (and signing and if requested by Lender, filing, such documents as Lender shall request in connection therewith), change (i) its legal name or primary address from that set forth above, (ii) the jurisdiction under whose laws it is organized as of the Closing Date, or (iii) the type of organization under which it exists as of the Closing Date.

(f)            Mergers. Borrower shall not consolidate with or merge into or with any other entity where the result is that Borrower is not the surviving entity (and in such event that Borrower is the surviving entity, Lender’s Lien and security interest in all of the Collateral must remain in full force and effect and maintain perfection priority over all other Liens on the Collateral (subject to Permitted Encumbrances)).

(g)           Redemptions of Equity Interests; Dividends. Borrower shall not (i) purchase, redeem, acquire or retire any of Borrower’s Equity Interests or make any shareholder withdrawals or pay any management bonuses, or (ii) make dividends or distributions (whether in cash, securities or other property) with respect to any Equity Interests in Borrower, except, in each case, so long as no Event of Default has occurred and is continuing.

(h)           Investments. Borrower shall not make or maintain any Investments without the prior written consent of Lender.

9.	DEFAULTS; REMEDIES.

(a)          An “Event of Default” shall be deemed to have occurred hereunder and under any and all Loan Schedules upon the occurrence of any of the following events or circumstances:

(i)            Borrower’s failure to pay (x) any Payment constituting principal, interest or a closing fee to Lender under any Loan Document when such Payment became due and owing to Lender or (y) any other amount owed to Lender under any Loan Document within five (5) Business Days of when such other amount became due and owing to Lender;

(ii)           Borrower’s failure to observe or perform any covenant, condition, or agreement (other than that specified in Section 9(a)(i)) contained in Section 7(b)(i), Section 7(c) (with respect to Borrower’s existence), Section 7(h), Section 7(i), Section 7(j), Section 7(l) or in Section 8;

(iii)          Borrower’s failure to observe or perform any covenant, condition or agreement contained in this Master Agreement (other than those specified in subclauses (i) or (ii) of this Section 9(a)), and such failure shall continue unremedied for a period of ten (10) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from Lender;

(iv)          any attempt by Borrower to repudiate any Loan Schedule or its acceptance of any Equipment;

(v)           (A) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or (B) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(vi)          any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Master Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Master Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(vii)         Borrower or any other Loan Party shall (A) be legally dissolved, adjudicated insolvent or bankrupt or cease to pay its debts as they mature, make a general assignment for the benefit of, or enter into an arrangement with, creditors; (B) apply for or consent to the appointment of a receiver, trustee or liquidator of it or a substantial part of its property; (C) take action to dissolve or terminate its legal existence, or authorize or file a voluntary petition in bankruptcy, insolvency or under any similar law, consent to such a petition; or (D) merge, consolidate, transfer or sell substantially all of its assets or a material portion thereof;

(viii)        if Borrower is a partnership or limited liability company, any member or partner of Borrower shall die, become disabled or be declared legally incompetent by a court of competent jurisdiction;

(ix)          any Guarantor shall (A) breach any covenant, condition or agreement of a guaranty executed by a Guarantor for Lender’s benefit; (B) die or become legally incompetent (if an individual); or (C) suffer any condition or commits any act which, if suffered or committed by Borrower, would constitute an Event of Default under any Loan Schedule;

(x)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered;

(xi)          any Loan Party (A) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in Section 9(a)(x), (C) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or for a substantial part of its assets, (D) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) makes a general assignment for the benefit of creditors or (F) takes any action for the purpose of effecting any of the foregoing;

(xii)         one or more judgments for the payment of money in an aggregate amount in excess of $50,000 shall be rendered against any Loan Party and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment or any Loan Party shall fail within thirty (30) calendar days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(xiii)        except as permitted by the terms of any Loan Document, (A) any such applicable Loan Document shall for any reason fail to create a valid Lien in any Collateral purported to be covered thereby, or (B) any Lien securing any Obligation shall cease to be a perfected, first priority Lien;

(xiv)        if there shall occur an (i) appropriation, (ii) confiscation, (iii) retention, or (iv) seizure of control, custody or possession of any Equipment or other Collateral by any Governmental Authority;

(xv)         unless otherwise consented to by the Required Lenders, a Change in Control shall occur;

(xvi)        if anyone in the control, custody or possession of any Equipment or Borrower is accused or alleged or charged (whether or not subsequently arraigned, indicted or convicted) by any Governmental Authority to have used any Equipment in connection with the commission or any crime (other than a misdemeanor moving violation);

(xvii)       Borrower defaults under any guaranty, collateral agreement, or other support agreement;

(xviii)      any Mined Cryptocurrency is deposited in a wallet address that is not the ACA Wallet); or

(xix)         Borrower or any Person acting on Borrower’s behalf attempts to direct any Mined Cryptocurrency from the Equipment to a wallet address that is not the ACA Wallet or attempts to prevent Lender from having full unencumbered access to the ACA Wallet.

(b)          Remedies of Lender. If an Event of Default shall have occurred and is continuing, Lender may, at its option, with or without notice to Borrower, exercise any of the following remedies with respect to any Loan or Loan Schedule of such Lender or all related Equipment and Loan Documents:

(i)            declare any Loan of such Lender then outstanding to be due and payable in whole, whereupon the principal of each such Loan so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any Prepayment Fee) and other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; provided, that notwithstanding anything to the contrary in this Section 9(b), in the case of any event with respect to Borrower or any other Loan Party described in Section 9(a)(vii), (x) or (xi), the principal of each Loan then outstanding, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any Prepayment Fees) and other Obligations of Borrower accrued hereunder and under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower;

(ii)           at Lender’s sole discretion, remedy such Event of Default for the account of and at the expense of Borrower; and

(iii)          except as any such remedies are reserved for the Collateral Agent under Section 9(c), exercise any other right or remedy at law, or in equity or bankruptcy, including specific performance or damages for the breach hereof, including Attorney’s Fees and court costs.

The parties hereto acknowledge and agree that any Prepayment Fee referred to in this Master Agreement (1) is additional consideration for providing the Loans and other financial accommodations hereunder, (2) constitutes reasonable liquidated damages to compensate Lender for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an acceleration of any Loan upon the early termination of the Term(s) of the Loan Schedules (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, when such Loans might otherwise be repaid), and (3) is not a penalty to punish Borrower for its early prepayment of any Loan or for the occurrence of any Event of Default or the occurrence of any other event triggering a mandatory prepayment of any Loan.

In the event Lender receives from Collateral Agent any Collateral or proceeds therefrom, in each case pursuant to and as permitted by this Agreement, Lender shall apply the Net Proceeds to Borrower’s Obligations in accordance with the provisions of Section 3(f).

(c)          Remedies of Collateral Agent. If an Event of Default shall have occurred and is continuing, Collateral Agent may, at its option, and shall, as directed by the Required Lenders, with or without notice to Borrower (unless such notice is required by any Requirement of Law), exercise any of the following remedies with respect to any or all Collateral and Loan Documents:

(i)            proceed at law or in equity to enforce specifically Borrower’s performance or recover damages, including all rights available to Collateral Agent or Lender under the UCC with respect to any Collateral, including, without limitation any Digital Assets (whether or not the UCC applies to the affected Collateral);

(ii)           require Borrower to immediately assemble, make available and if requested by Collateral Agent, deliver the Equipment, all Mined Cryptocurrency related to the Equipment and all other Collateral in Borrower’s possession to Collateral Agent at a time and place designated by Collateral Agent, and take such actions as Collateral Agent may request to grant Collateral Agent exclusive access and control over any Digital Asset wallet or other Digital Asset platforms where Borrower stores or houses any Digital Assets that are Collateral hereunder;

(iii)          enter, occupy and use any premises, with or without judicial process, where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to operate or conduct sales of the Collateral, without any obligation to pay Borrower for such use and occupancy;

(iv)          use Borrower’s premises for storage without rent or liability;

(v)           dispose of the related Equipment, Mined Cryptocurrency and other Collateral at private or public sale, in bulk or in parcels, whether the Collateral is present at such sale and with or without notice except to the extent required by applicable law, and if notice is required by law such requirements of reasonable notice shall be met if such notice is sent to Borrower pursuant to Section 10(a) and deemed received pursuant to Section 10(a) at least ten (10) calendar days before the time of the public sale or the time after which any other Disposition is to be made);

(vi)          apply from time to time, in whole or in part, any Mined Cryptocurrency, or any other Digital Asset included in the Collateral or in Collateral Agent’s (or it’s Affiliate’s) possession or control, to reduce the Obligations of Borrower;

(vii)         exercise any rights granted to Collateral Agent under any landlord waiver or collateral access agreement;

(viii)        give notice of sole control or any other instruction under any deposit account control agreement or and other control agreement with any securities intermediary and take any action therein with respect to such Collateral, including, without limitation, the disposition of the amounts on deposit in any such account;

(ix)           give notice of sole control or any other instruction under any ACA Wallet Agreement with any Wallet Custodian and take any action therein with respect to such Collateral, including, without limitation, immediately blocking Borrower’s access to the ACA Wallet and Disposing of the Digital Assets in such ACA Wallet in the enforcement of Collateral Agent’s rights under this Agreement;

(x)            direct any Mined Cryptocurrency from the Equipment to a wallet or address for Digital Assets that is not the ACA Wallet; and

(xi)           except as any such remedies are reserved for Lender under Section 9(b), exercise any other right or remedy at law, or in equity or bankruptcy, including specific performance or damages for the breach hereof, including Attorney’s Fees and court costs.

Collateral Agent shall distribute any Mined Cryptocurrency produced by or derived from Equipment under a Loan Schedule to the applicable Lender. In the event Collateral Agent Disposes of any other Collateral (including any Mined Currency not produced by or derived from such Equipment) pursuant to and permitted by this Agreement, Collateral Agent shall distribute such Collateral or proceeds thereof ratably to the Lender in proportion to the Payments due and owing by Borrower to such Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Collateral Agent, the Servicer and each Lender confirm, acknowledge and agree that the operation of the Equipment as part of the exercise of remedies under the Loan Documents is subject to the payment by the Collateral Agent or applicable Lenders for services rendered to permit and/or facilitate such operation, such as rent, electricity and labor, which payments could be due to the Guarantor.

(d)           Dispositions Generally. With respect to any exercise by Lender or Collateral Agent of its right to Dispose of any Items of Equipment or other Collateral, Borrower acknowledges and agrees that Lender or Collateral Agent, as applicable, shall have no obligation, subject to any Requirement of Law, to clean-up or otherwise prepare any Collateral for Disposition; Lender and Collateral Agent may comply with any Requirement of Law that Lender or Collateral Agent, respectively, deems to be applicable or prudent to follow in connection with any such Disposition; and any actions taken in connection therewith shall not be deemed to have adversely affected the commercial reasonableness of any such Disposition. If Equipment delivered to or picked up by Lender contains goods or other property not constituting Equipment, Borrower agrees that Lender may take such other goods or property, provided that Lender makes reasonable efforts to make such goods or property available to Borrower after repossession upon Borrower’s written request. If, after the occurrence and during the continuation of any Event of Default, any Loan Schedule is placed in the hands of an attorney, collection or civil enforcement agent or other professional for collection of Payments or other amounts or enforcement of any other right or remedy of Lender under this Master Agreement, any Loan Schedule or otherwise, Borrower shall, upon demand, pay all Attorneys’ Fees and associated costs and expenses. To the fullest extent permitted by any Requirement of Law, Borrower waives any rights now or hereafter conferred by Requirement of Law or otherwise that may require Lender to sell, lease or otherwise use any Collateral in mitigation of Lender’s damages set forth herein or in such Loan Schedule or that may otherwise limit or modify any of Lender’s or Collateral Agent’s rights or remedies. Borrower agrees that Borrower shall remain liable for all amounts due hereunder, including any deficiency remaining after any Disposition of any Collateral after an Event of Default. Each remedy shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lender or Collateral Agent at law or in equity. No express or implied waiver of any Event of Default shall constitute a waiver of any of Lender’s or Collateral Agent’s other rights or remedies. Subject to any Requirement of Law, (i) Lender and Collateral Agent may dispose of any Equipment and other Collateral, respectively, at a public or private sale or at auction, and (ii) Lender and/or Collateral Agent may buy at any sale and become the owner of the Equipment or other Collateral. Lender and Collateral Agent may (A) sell the Equipment and other Collateral, respectively, without giving any warranties as to the Equipment and other Collateral, as applicable, and (B) disclaim any warranties of title, possession, quiet enjoyment, or the like, and neither of the foregoing will be considered to adversely affect the commercial reasonableness of any sale or other Disposition of the Collateral.

(e)           Grant of Intellectual Property License. For the purpose of enabling Collateral Agent to exercise the rights and remedies under this Section 9 at such time as Lender or Collateral Agent shall be lawfully entitled to exercise such rights and remedies (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral), Borrower hereby grants to Collateral Agent, for the benefit of the Lenders under each Loan Schedule, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to Borrower), including in such license the right to use, license, sublicense, or practice any Intellectual Property now owned or hereafter acquired by or licensed to Borrower, and wherever the same may be located, and including in such license, access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof.

(f)            Setoff Rights. If an Event of Default shall have occurred and be continuing, Collateral Agent, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all cash, money, deposit account balances or Digital Assets at any time held, in the possession of, or otherwise controlled by, such Person, and other obligations at any time owing by Lender or any Affiliate to or for the credit or the account of any Loan Party, against any and all of the Obligations in any order that Lender determines in its sole discretion, irrespective of whether or not Lender shall have made any demand under this Master Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to an Affiliate of Lender different from Lender or any other Affiliate holding, controlling or possessing such cash, money or Digital Assets, or obligated on such Indebtedness. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have. Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, (i)   no Lender or any of its respective Affiliates shall exercise such right of setoff or application without the prior written consent of the Collateral Agent and (ii) all such amounts received by Lender from any Loan Party pursuant to this Section 9(f) shall be conveyed to the Collateral Agent for ratable distribution to the Lenders in accordance with Section 9(c).

(g)           With respect to Digital Assets, Borrower agrees that the Digital Assets pledged as Collateral are of a kind or type customarily sold on recognized markets, subject to standard price quotations and may threaten to decline speedily in value. Borrower agrees that upon an Event of Default, the Collateral Agent may, at its discretion and at any time, and without limiting any other remedies available hereunder or under applicable law (i) liquidate the pledged Digital Assets into U.S. dollars at any price determined by Lender using commercially reasonable pricing methods customarily used in the exchange or over-the-counter markets for Digital Assets, without notice to Borrower and (ii) setoff and apply the net proceeds of such liquidation to the outstanding Obligations. Borrower agrees that if the Collateral Agent exercises any setoff rights or secured party remedies with respect to Borrower’s Digital Assets, that the Collateral Agent may value the Digital Assets (with or without liquidation) using the same valuation method and same process that is otherwise used in its business or using any other commercially reasonable valuation method. Borrower and Collateral Agent agree that the actions described in the previous two sentences shall be commercially reasonable under the applicable Uniform Commercial Code. Borrower understands and agrees that the value of the pledged Digital Assets may rise or fall quickly and that Collateral Agent has no obligation to exercise remedies or liquidate the Digital Assets at a time that provides the best price for Borrower. Collateral Agent shall not be liable to Borrower for any losses on Digital Assets related to any disposition or valuation thereof. Borrower shall be liable for all costs of liquidation and for all taxes related thereto.

10.	MISCELLANEOUS.

(a)           Notices. All notices, demands or other communications by either party relating to this Master Agreement or any Loan Schedule, shall be in writing and shall be sent by: (i) personal delivery, (ii) recognized overnight delivery service, (iii) certified mail, postage prepaid, return receipt requested, (iv) electronic mail, or (v) facsimile, to Borrower, to Collateral Agent or to Lender, as the case may be, at its addresses set forth below (and shall be deemed received, in the case of (A) personal delivery, upon receipt, (B) overnight delivery, the next Business Day after delivering the same to such courier service, and (C) electronic mail and facsimile, upon receipt by such recipient as evidenced by a “delivery acknowledgment” received by the sender thereof):

If to Borrower:	Soluna MC Borrowing 2021-1 LLC

1472 N Main Street

Calvert City, KY 42029

Attn: Corey Childs

Email: NYDIG@soluna.io

With a copy to:

Soluna Holdings, Inc.

325 Washington Avenue Extension

Albany, NY 12205

Attn: CFO

Email: Jessica@soluna.io

With a copy to (which shall not constitute notice):

Nixon Peabody LLP

70 West Madison, Suite 5200

Chicago, IL 60602-4378

Attn: Robert A. Drobnak

Email: radrobnak@nixonpeabody.com

If to Collateral Agent:	NYDIG ABL LLC

510 Madison Avenue, 21st Floor,

New York City, NY 10022

Attn: Trevor Smyth

Email: trevor.smyth@nydig.com

With a copy to:

Sidley Austin LLP

1001 Page Mill Road

Building 1

Palo Alto, CA 94304

Attn: Pamela Martinson

Email: pmartinson@sidley.com

If to Lender:	NYDIG ABL LLC

510 Madison Avenue, 21st Floor,

New York City, NY 10022

Attn: Trevor Smyth

Email: trevor.smyth@nydig.com

With a copy to:

Sidley Austin LLP

1001 Page Mill Road

Building 1

Palo Alto, CA 94304

Attn: Pamela Martinson

Email: pmartinson@sidley.com

or, if Lender became a party hereto pursuant to an

Assignment and Assumption, the address for Lender

specified in such Assignment and Assumption.

The parties hereto may change the address at which they are to receive notices, demands and other communications hereunder, by notice in writing in the foregoing manner.

(b)           Power of Attorney; Further Assurances. Borrower shall promptly execute and deliver to Lender and Collateral Agent such further documents and take such further actions as Lender or Collateral Agent may require in order to more effectively carry out the intent and purpose of this Master Agreement and each Loan Schedule. Borrower grants to each of Lender and Collateral Agent a power of attorney in Borrower’s name, which is irrevocable and coupled with an interest: (i) to endorse or execute in Borrower’s name any such instruments, financing statements, documents, agreements and filings which Lender deems necessary to protect Lender’s interest hereunder and in the Equipment and other Collateral and proceeds thereof, including all insurance documentation and all checks or other insurance proceeds; (ii) to apply for a certificate of title for any Item of Equipment or other Collateral that is required to be titled under the laws of any jurisdiction where the Equipment or other Collateral is or may be used and/or to transfer title thereto upon the exercise by Lender of its remedies upon an Event of Default by Borrower; (iii) make such corrections to a Loan Schedule as reasonably necessary to ensure that any such Loan Schedule contains the true intentions and agreement of the parties with respect thereto; (iv) send requests for verification of Accounts or notify account debtors of Lender’s security interest in the Accounts; (v) receive and open all mail addressed to Borrower for the purpose of collecting the Accounts; (vi) notify all account debtors with respect to the Accounts to pay Lender directly; (vii) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (viii) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (ix) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Lender determines to be reasonable; (x) sell, assign, transfer, pledge, compromise, discharge or otherwise Dispose of (or permit any other Person to Dispose of) any Collateral, including, without limitation, any and all Mined Cryptocurrency and any other Digital Asset, whether or not any such Digital Asset is maintained in an ACA Wallet; and (xi) do all acts and things necessary or expedient, in furtherance of any such purposes. If Borrower fails to perform or comply with any of its agreements, provide any indemnity or otherwise perform any obligation hereunder that may be performed by the payment of money, Lender may, in addition to and without waiver of any other right or remedy, perform or comply with such agreements in its own name or in Borrower’s name as attorney-in-fact, and, upon submission of a written invoice, Borrower agrees to reimburse Lender immediately for the amount of any payments or expenses incurred by Lender in connection with such performance or compliance, together with interest thereon commencing on the 10th Business Day after receipt of such invoice at the Applicable Rate (and, if such payment or expenses does not relate to any particular Loan, then at a per annum rate equal to 14%).

(c)           Indemnification. Borrower shall indemnify, hold harmless and defend Lender, its Affiliates, and their successors and assigns, agents and employees (as used in this Section 10(c), collectively, “Indemnitee(s)”), and hold each Indemnitee harmless from and against any and all claims, demands, suits, legal proceedings, whether civil, criminal, administrative, investigative or otherwise, including arbitration, mediation, bankruptcy and appeal, and including all damages, losses, costs and expenses (including, without limitation, reasonable legal fees) arising out of or in connection with: (i) the preparation, execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby; (ii)   any Loan or the use of the proceeds therefrom; (iii) the actual or alleged manufacture, purchase, ordering, financing, shipment, acceptance or rejection, titling, registration, leasing, ownership, delivery, rejection, non-delivery, possession, use, transportation, storage, operation, maintenance, repair, return or disposition of any Item of Equipment; (iv) patent, trademark or copyright infringement; (v) any alleged or actual breach, Default or Event of Default by Borrower; (vi) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Materials at any property owned or leased by Borrower; (vii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by Borrower or the operations conducted thereon, including, without limitation, where any of the Equipment may at any time be located; (viii) the investigation, cleanup or remediation or offsite locations at which Borrower or its respective predecessors are alleged to have directly or indirectly disposed of Hazardous Materials; and (ix) any actual or prospective proceeding relating to any of the foregoing, whether or not such proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(d)          Expenses. Borrower shall pay all (i) reasonable out-of-pocket expenses incurred after the Closing Date by Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with each Loan provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of any counsel for Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with any Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any such Loan. Expenses being reimbursed by Borrower under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i)	appraisals and insurance reviews;

(ii)          field examinations and the preparation of reports based on the fees charged by a third party retained by Lender or the internally allocated fees for each Person employed by Lender with respect to each field examination;

(iii)          background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of Lender;

(iv)         Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording filing financing statements and continuations, and other actions to perfect, protect, and continue Lender’s Liens; and

(v)          sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take.

For the avoidance of doubt, Borrower shall not be required to pay any out-of-pocket expenses incurred by Lender on or prior to the Closing Date in connection with the preparation and administration of this Agreement or any Loan Schedule with a Commencement Date of even date herewith.

(e)	Assignment; Servicer.

(i)             Assignment. Except as otherwise provided in this Master Agreement or any Loan Schedule, Borrower and the other Loan Parties may not sell, transfer, assign, lease, rent or otherwise transfer possession of or encumber any Equipment or other Collateral or its rights or obligations under this Master Agreement or any Loan Document without Lender’s prior written consent, which consent may withheld in Lender’s sole and absolute discretion. Each Loan Schedule and any or all of the rights and obligations of Lender hereunder and thereunder shall be assignable and transferable by Lender absolutely or as security, in Lender’s sole and absolute discretion without notice to or consent of Borrower. Upon notice to Borrower by Lender of any such assignment or transfer, Borrower shall promptly acknowledge in writing to Lender and such assignees, its obligations under such Loan Schedules and such other matters as Lender may reasonably request. Any such assignment shall not relieve Lender of its obligations hereunder unless specifically assumed by the assignee. BORROWER AGREES IT SHALL PAY ANY ASSIGNEE ALL PAYMENTS AND OTHER SUMS WITHOUT ANY DEFENSE, RIGHTS OF SETOFF OR COUNTERCLAIMS (WHICH SHALL NOT BE ASSERTED AGAINST AN ASSIGNEE) AND SHALL NOT HOLD OR ATTEMPT TO HOLD SUCH ASSIGNEE LIABLE FOR ANY OF LENDER’S OBLIGATIONS.

(ii)           Servicing Rights. In the event that Lender assigns all or any portion of any Loan (hereinafter, a “Lender Assignment”), such Lender Assignment shall not amend, supplement or otherwise modify or affect: (A) Servicer’s obligations to manage, service, administer and collect the Payments and perform the other duties and obligations of Servicer set forth in this Master Agreement or a servicing agreement applicable to the Loan(s); or (B) Borrower’s obligations in favor of NYDIG or a NYDIG Affiliate, if any, set forth in this Master Agreement or any NYDIG Agreement, except as may otherwise be provided therein. In the event that NYDIG is no longer the Lender, the obligations of Servicer shall be set forth in an agreement between the then existing Lender and Servicer (such agreement, the “Servicing Agreement”) and, notwithstanding anything to the contrary herein, (A) the then existing Lender and Servicer may amend, supplement or otherwise modify the Servicing Agreement as they deem necessary or appropriate without the consent of Borrower or any other Loan Party, and (B) the duties and obligations of Servicer thereunder and hereunder shall not be deemed to diminish or otherwise affect the rights of the then existing Lender or any Loan Party. In the absence of any Servicing Agreement to the contrary, or any express revocation or modification of the servicing obligations of NYDIG in its capacity as Servicer, after the occurrence of a Lender Assignment the then existing Lender hereby appoints NYDIG as Servicer and as its agent and attorney-in-fact for purposes of undertaking all of NYDIG’s duties and other obligations as Servicer, including, without limitation, the duties and obligations set forth in subclause (A) of the first sentence of this Section 10(e)(ii). In the event of a Lender Assignment, Borrower shall make any Payments thereafter to Servicer unless and until Borrower receives a written instruction to the contrary from the then existing Lender or Servicer.

(iii)          Access to Digital Asset Accounts. Borrower shall at all times provide Lender and Servicer with application programming interface (API) and/or ‘read’ access rights to Borrower’s (A) mining pool accounts, dashboards or similar information interfaces that shows the operational status and hashrate of the Equipment, and any other equipment of Borrower that produces Mined Cryptocurrency, and (B) Digital Asset wallets in respect of all Mined Cryptocurrency or other Digital Assets otherwise included in the Collateral on a real-time or daily basis. Without limiting any of Lender’s other rights and remedies hereunder or under applicable law, upon Lender’s request following the occurrence and continuance of an Event of Default, Borrower shall remit all Mined Cryptocurrency and other Digital Assets included in the Collateral to a Digital Asset account or wallet held by or on behalf of Lender, and Lender may monetize any such Mined Cryptocurrency or Digital Assets and apply it to the Obligations in accordance with this Agreement. Lender shall not be responsible for any actual losses of any Digital Assets from Digital Asset accounts or wallets held by or on behalf of Lender except to the extent such losses result from Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(f)          Unconditional Non-Cancellable Agreement. BORROWER’S OBLIGATION TO MAKE PAYMENTS, TO PAY OTHER SUMS WHEN DUE AND TO OTHERWISE PERFORM AS REQUIRED UNDER EACH LOAN SCHEDULE IS ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, REDUCTION, SETOFF, DEFENSE, OR COUNTERCLAIM FOR ANY REASON WHICH BORROWER MAY HAVE AGAINST ANY PERSON (INCLUDING ANY LENDER UNDER A SEPARATE LOAN SCHEDULE) FOR ANY REASON WHATSOEVER OR ANY MALFUNCTION, DEFECT OR INABILITY TO USE ANY ITEM OF EQUIPMENT OR OTHERWISE.

(g)	Waivers; Amendments.

(i)             Waivers. No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (ii) of this Section 10(g), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether Lender may have had notice or knowledge of such Event of Default at the time.

(ii)           Amendments. Neither this Master Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (A) in the case of this Master Agreement or any Loan Schedule, pursuant to an agreement or agreements in writing entered into by Borrower and Servicer, in the case of this Master Agreement, or the Lender under such Loan Schedule, in the case of such Loan Schedule or (B) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Lender (or, in the case of Loan Documents solely with respect to a particular Loan Schedule, the Lender under such Loan Schedule) and Borrower or the other Loan Parties that are parties thereto, as applicable.

(h)           Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(i)	Counterparts; Electronic Signatures; Chattel Paper.

(i)             This Master Agreement, each Loan Schedule and all other Loan Documents executed in connection herewith may be executed and delivered in counterparts all of which shall constitute one and the same agreement. The Loan Schedule to which this Master Agreement related, this Master Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Lender constitute the entire contract among the parties relating to the subject matter hereof and, except as expressly set forth in any Loan Schedule, supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(ii)           Delivery of an executed counterpart of a signature page of (A) this Master Agreement, (B) any other Loan Document and/or (C) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10(a)), certificate, request, statement, disclosure or authorization related to this Master Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Master Agreement, such other Loan Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Master Agreement, any other Loan Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require Lender to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (1) to the extent Lender has agreed to accept any Electronic Signature, Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (2) upon the request of Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, Borrower hereby (I) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among Lender, Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Master Agreement or any other Loan Document shall have the same legal effect, validity and enforceability as any paper original, (II) Lender may, at its option, create one or more copies of this Master Agreement or any other Loan Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (III) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Master Agreement or any other Loan Document based solely on the lack of paper original copies of this Master Agreement or any such other Loan Document, respectively, including with respect to any signature pages thereto and (IV) waives any claim against Lender (and any Affiliate of Lender) for any liabilities arising solely from Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

(iii)           For purposes of perfection of a security interest in chattel paper under the UCC, only the counterpart of each Loan Schedule that bears Lender’s manually applied signature and is marked “Sole Original” by Lender shall constitute the sole original counterpart of the original chattel paper for purposes of possession. No security interest in a Loan Schedule can be perfected by possession of any other counterpart, each of which shall be deemed a duplicate original or copy for such purposes. Notwithstanding the foregoing, as to any Loan Schedule constituting electronic chattel paper, the authoritative copy of such Agreement will be the electronic copy in Lender’s or its assignee’s electronic vault identified by the parties as the sole authoritative copy, and a security interest in such Agreement may only be perfected by control of such authoritative copy.

(j)	Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(i)            This Master Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Master Agreement, the Loan Schedules, the other Loan Documents and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (including Section 5-1401 of the New York General Obligations Law but otherwise without giving effect to the conflict of law principles thereof ) of the State of New York. Borrower and Lender expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Master Agreement or any other Loan Document.

(ii)           BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF THE FEDERAL COURTS AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER AGREEMENT AND THE LOAN SCHEDULES, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH APPELLATE COURT. BORROWER FURTHER AGREES THAT ANY ACTION OR CLAIM IT MAY BRING AGAINST LENDER, SHALL ONLY BE BROUGHT IN SAID FEDERAL AND STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK. BORROWER AND LENDER EACH AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS MASTER AGREEMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS MASTER AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(iii)          Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described herein and brought in any court referred above. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iv)          Borrower irrevocably consents to the service of process in the manner provided for notices in Section 10(a) herein. Nothing in this Master Agreement will affect the right of Borrower or Lender to serve process in any other manner permitted by law.

(v)           EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MASTER AGREEMENT, THE LOAN SCHEDULES, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MASTER AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.	CONFIDENTIALITY.

(a)          The parties hereto agree that each will treat confidentially the terms and conditions of this Master Agreement and the other Loan Documents and all confidential information provided by each party to the other regarding its business and operations. Confidential information includes, without limitation, current and potential business strategies, performance data, reports, marketing materials, computer software, data files, file layouts, databases, analyses, technical know-how, trade secrets, portfolio positions, valuations, investment or trading strategies, commitments and arrangements with service providers and other third parties, as well as any affiliate, director, officer, manager, shareholder, member, advisor, agent, employee, consultant, attorney, accountant, financing source, or other representative of each party, and which information is clearly identified as confidential at the time of disclosure or would be assumed by a reasonable person to be confidential under the circumstances surrounding the disclosure. All confidential information provided by a party hereto may be used by any other party hereto solely for the purpose of providing or receiving financing under this Master Agreement and, except as may be required in carrying out this Master Agreement (including, without limitation, disclosure to assignees of Lender, affiliates of Lender or agents appointed by Lender), may not be disclosed to any third party without the prior consent of the party that provided the information, unless required by law or court order, except that Lender may disclose such information:

(i)             to its and its Affiliates’ employees, officers, directors, advisors, representatives, accountants, legal counsel and agents;

(ii)           to any lender or financing source, hedge counterparty or other similar party in connection with any potential or actual financing or risk management activities related to this Master Agreement, any Loan or Loan Schedule;

(iii)          in connection with any potential or actual securitization transaction (including, without limitation, in any related prospectus, prospectus supplement or private placement memorandum relating to such securitization transaction);

(iv)          on a confidential basis to any rating agency in connection with rating any securitization or other financing transaction;

(v)           to any transferee or potential transferee or participant of or with Lender so long as the information disclosed is reasonably related to such Person’s evaluation of the assignment or participation and such Person agrees in writing for the benefit of Borrower and Servicer to maintain the confidentiality of such information on terms similar in all material respects to this Section 11;

(vi)           in connection with the enforcement of its rights and remedies under this Master Agreement or of any of the other Loan Documents; or

(vii)	to its and its Affiliates’ regulators.

(b)          Section 11(a) is not applicable to any information that (i) was in the public domain when disclosed, (ii) was lawfully in a party’s possession before the other party provided it pursuant to this Master Agreement, (iii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of a party, or (iv) is independently developed by an employee(s) or other agent(s) of a party with no access to information that is confidential under Section 11(a).

(c)          The obligations of confidentiality and nonuse related to the confidential information received under this Master Agreement will be binding and, in the event that this Master Agreement is terminated, continue in force.

12.	THE COLLATERAL AGENT.

(a)          Appointment. Lender hereby irrevocably appoints the entity named as Collateral Agent in the preamble of this Master Agreement and its successors and assigns to serve as the collateral agent under the Loan Documents, and Lender authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Master Agreement and the other Loan Documents as are delegated to the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (as defined below); provided, however, that the Collateral Agent shall not be required to take any action that (i) the Collateral Agent in good faith believes exposes it to liability unless the Collateral Agent receives an indemnification and is exculpated in a manner satisfactory to it from Lender with respect to such action or (ii) is contrary to this Master Agreement or any other Loan Document or applicable law. In performing its functions and duties hereunder and under the other Loan Documents, the Collateral Agent is acting solely on behalf of the Lenders under each Loan Schedule, and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents. Neither the Collateral Agent nor any of its Affiliates shall be liable for any action taken or omitted to be taken by such party under or in connection with this Master Agreement or the other Loan Documents (x) with the consent of or at the request of Lender or (y) in the absence of its own bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment)

(b)           Direction. Wherever Lender or Lenders is granted the right hereunder or the other Loan Documents to direct, authorize, consent or otherwise instruct Collateral Agent to exercise any discretion, take any action or refrain from taking any action, such right shall only be exercised upon the written instructions of Lenders holding greater than 50% of the Loans under all Loan Schedules outstanding at such time (the “Required Lenders”).

(c)           Collateral Agent Qualification. The Collateral Agent (including any successor Collateral Agent) shall (i) be NYDIG or an Affiliate thereof or (ii) have, or have a parent that has, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(d)           Successors and Assigns; Removal. Upon notice to the other parties hereto, Collateral Agent may resign as Collateral Agent and appoint a successor Collateral Agent. Upon such notice and the successor’s acceptance of such appointment, the outgoing Collateral Agent shall be relieved of all duties hereunder and the successor Collateral Agent shall assume all the rights and obligations of the Collateral Agent hereunder; provided that such successor Collateral Agent shall be otherwise qualified and eligible under Section 12(c). The Required Lenders, with prior written notice to the other parties hereto, may remove the Collateral Agent and appoint a successor Collateral Agent; provided that such successor Collateral Agent shall be otherwise qualified and eligible under Section 12(c). The provisions of Sections 12(e) and 12(f) shall survive any removal of the Collateral Agent and any appointment of a new Collateral Agent.

(e)           Indemnification of Collateral Agent. Borrower shall indemnify, hold harmless and defend Collateral Agent, its Affiliates, and their successors and assigns, agents and employees (as used in this Section 12(e), collectively, “Indemnitee(s)”), and hold each Indemnitee harmless from and against any and all claims, demands, suits, legal proceedings, whether civil, criminal, administrative, investigative or otherwise, including arbitration, mediation, bankruptcy and appeal, and including all damages, losses, costs and expenses (including, without limitation, reasonable legal fees) arising out of or in connection with: (i) the preparation, execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby; (ii) any Loan or the use of the proceeds therefrom; (iii) the actual or alleged manufacture, purchase, ordering, financing, shipment, acceptance or rejection, titling, registration, leasing, ownership, delivery, rejection, non-delivery, possession, use, transportation, storage, operation, maintenance, repair, return or disposition of any Item of Equipment; (iv) patent, trademark or copyright infringement; (v) any alleged or actual breach, Default or Event of Default by Borrower; (vi) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Materials at any property owned or leased by Borrower; (vii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by Borrower or the operations conducted thereon, including, without limitation, where any of the Equipment may at any time be located; (viii) the investigation, cleanup or remediation or offsite locations at which Borrower or its respective predecessors are alleged to have directly or indirectly disposed of Hazardous Materials; and (ix) any actual or prospective proceeding relating to any of the foregoing, whether or not such proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(f)           Expenses of Collateral Agent. Borrower shall pay all (i) reasonable out-of-pocket expenses incurred by Collateral Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Collateral Agent (whether outside counsel or the allocated costs of its internal legal department), in connection with each Loan provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) out-of-pocket expenses incurred by Collateral Agent, including the fees, charges and disbursements of any counsel for Collateral Agent (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with any Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of any such Loan.

[remainder of page left blank]

IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed by their duly authorized representatives as of the date first above written.

BORROWER:
LENDER, COLLATERAL AGENT AND SERVICER:

NYDIG ABL LLC	SOLUNA MC BORROWING 2021-1 LLC
By: Soluna MC LLC, its sole member
By: Soluna Computing, Inc., its sole member

Signature:	Signature:

Name (print):	Tejas Shah	Name (print):

Title:	Authorized Signatory	Title:

Signature Page to MEFA

IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed by their duly authorized representatives as of the date first above written.

BORROWER:
LENDER, COLLATERAL AGENT AND SERVICER:

NYDIG ABL LLC	SOLUNA MC BORROWING 2021-1 LLC
By: Soluna MC LLC, its sole member
By: Soluna Computing, Inc., its sole member

Signature:	Signature:

Name (print):	Tejas Shah	Name (print):	John Belizaire

Title:	Authorized Signatory	Title:	Chief Executive Officer

Signature Page to MEFA

EXHIBIT A

[FORM OF LOAN SCHEDULE]

LOAN SCHEDULE NO. __
DATED [MONTH, DAY, YEAR] TO
MASTER EQUIPMENT FINANCE AGREEMENT

This Loan Schedule No. __ is one of the “Loan Schedules” to the Master Equipment Finance Agreement, dated as of December 30, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Master Agreement”), by and SOLUNA MC BORROWING 2021-1 LLC, a Delaware limited liability company, having an address of 1472 N Main Street, Calvert City, KY 42029 (“Borrower”), NYDIG ABL LLC, a Delaware limited liability company, having an address of 510 Madison Avenue, 21st Floor, New York City, New York 10022 (“NYDIG”), in its capacity as lender (in such capacity, together with its successors and/or assigns, “Lender”) and servicer thereunder, and NYDIG, in its capacity as collateral agent thereunder (in such capacity, together with its successors and/or assigns, “Collateral Agent”). Accordingly, Borrower, Lender and Collateral Agent agree as follows:

Capitalized terms not herein defined have the meaning set forth in the Master Agreement. The provisions of the Master Agreement are hereby incorporated into this Loan Schedule as if set forth in their entirety. If any provision in this Loan Schedule conflicts with a provision in the Master Agreement, the provisions of this Loan Schedule shall control and govern. Borrower hereby reaffirms on and as of the date hereof all terms, covenants representations and warranties contained in the Master Agreement, this Loan Schedule, and by virtue thereof, Collateral Agent and Lender, are entitled to the benefits of the Master Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein, all of which are hereby acknowledged by Borrower to be in full force and effect. The Master Agreement, among other things, contains provisions for the obligation of Borrower to make Payments hereunder when due, and for various rights and remedies of Lender and Collateral Agent upon the occurrence of an Event of Default, including (as applicable) the acceleration of the maturity hereof.

SUMMARY OF PAYMENT TERMS:
Commencement Date: [date]	Loan Amount: $[•]
First Interest-Only Payment Date: [date]	Interest-Only Period: See Exhibit A attached hereto
First Payment Date of principal and interest: [date]	Term of the Loan: [•] months
Amount of each Interest-Only Payment: $[•]	Payment Period: Monthly in arrears
Amount of each monthly Payment of principal and interest: See Exhibit A attached hereto	Interest Rate: [•]% per annum (or such other rate as may from time to time apply to the Loan hereunder pursuant to the Master Agreement)
Down Payment: $[•]	Maturity Date: [date]
Additional Payments to Lender (if any): Closing Fee: $[•]
Equipment Location: [address]
Section 3(g) of Master Agreement Applies?	☐ Yes	☐ No
Legal Opinions Required?	☐ Yes	☐ No

1.              Description of Equipment. Any and all mining servers, CPU’s, motherboards, remote access memory, data storage devices, GPU graphics cards, power supply units, powered risers, other equipment (as defined in the UCC) financed pursuant to this Loan Schedule No. [_], including, without limitation, the equipment described on Exhibit B attached hereto, and any related software embedded therein or otherwise forming part thereof, any and all accessories, exchanges, improvements, returns, substitutions, parts, attachments, accessions, spare parts, replacements and additions thereto, and all proceeds thereof (for purposes of this Loan Schedule No. [_], the “Equipment”).

2.              Acceptance Certificate. On the Commencement Date, Borrower shall deliver to Lender and Collateral Agent a duly executed and authorized acceptance certificate in the form of Exhibit C attached hereto (an “Acceptance Certificate”), which Acceptance Certificate acknowledges that an officer of Borrower has personally inspected or caused to be personally inspected to their satisfaction all items of Equipment described in this Loan Schedule.

3.              Grant of Security. Without limiting the grant set forth in Section 5(a) of the Master Agreement, and primary thereto , as security for the due payment and performance of Borrower’s Obligations with respect to the Loan advanced pursuant to this Loan Schedule, Borrower hereby pledges, assigns and grants to Collateral Agent, on behalf of the Lender under this Loan Schedule, a first priority security interest in all of its right, title and interest in (collectively, the “Collateral”): (i) all Equipment; (ii) to the extent arising from or relating to any Equipment, all Accounts, Contract Rights, Chattel Paper, General Intangibles, Payment Intangibles, leases, subleases, security deposits or other cash deposits; (iii) without limiting the generality of the foregoing clause (ii), all agreements, contracts, warranties, invoices, purchase orders and other agreement, instruments and documents with the Supplier of the Equipment, if any, or service provider with respect thereto [including, without limitation, the Supplier Contract and the Acknowledgment of Rights Agreement]1; (iv) any and all Digital Assets and Mined Cryptocurrency related to any of the foregoing or derived therefrom including, without limitation, those arising from a hard fork or airdrop; (v) all Investment Property; (vi) all Money; and (vii) all products and proceeds of any of the foregoing. Title to the Collateral shall at all times be in Borrower’s name, subject to Collateral Agent’s security interest and any certificate of title for the applicable Collateral (to the extent applicable) shall designate Borrower as owner and Collateral Agent as lien holder.

4.              Promise to Pay. FOR VALUE RECEIVED, Borrower promises to pay to Lender at such address as may be designated from time to time by Lender, the amount of Loan pursuant to the payment terms set forth above, together with interest thereon at the rate set forth above, payable as follows: [(i) consecutive monthly payments of interest only (the “Interest-Only Payments”), each in the amount of each Interest-Only Payment, commencing on the First Interest-Only Payment Date and continuing on each Payment Date thereafter through the end of the Interest- Only Period, followed by (ii)]2 consecutive monthly Payments which constitute principal and interest due hereunder, each in the amount of each Payment of principal and interest (as set forth above), commencing on the First Payment Date (as set forth above) and continuing on the same day of each month thereafter through the Maturity Date. The outstanding amount of the Loan, together with all then unpaid and accrued interest, shall be due and payable on the Maturity Date if not paid earlier in accordance with the terms hereof and the Master Agreement. Borrower’s Obligations hereunder shall bear interest at the Applicable Rate from the date Lender advances any portion of the Loan. [On the First Interest-Only Payment Date, Borrower also agrees to pay Lender accrued interim interest for the number of calendar days elapsed from the date Lender advances any portion of the Loan to the First Interest-Only Payment Date.]3 On the Commencement Date, Borrower agrees to pay Lender the Closing Fee (as set forth above).

1 To be included if applicable.

2 To be included if an interest-only period applies.

5.              [Supplier Contract. The Supplier contract for the Equipment is the contract by and between [Supplier Name] and [Borrower/NYDIG], dated [DATE] (the “Supplier Contract”).]4 [Borrower acknowledges and agrees that it has been given an opportunity to review the relevant provisions of the Supplier Contract, and that Borrower has acknowledged and agreed to the terms of the Supplier Contract.]5

6.              [Acknowledgment of Rights Agreement. The Acknowledgment of Rights Agreement for the Equipment is the acknowledgment of rights agreement by and between [Supplier Name] and [Borrower/NYDIG], dated [DATE] (the “Acknowledgment of Rights Agreement”).]6

7.              Waiver; Miscellaneous. Borrower hereby waives presentment, notice of dishonor, and protest. Borrower agrees that the Commencement Date and the first payment due date may be left blank when this Loan Schedule is executed and hereby authorizes Lender to insert such dates based upon the date the proceeds of the Loan are disbursed. BY EXECUTION HEREOF, BORROWER ACKNOWLEDGES THAT BORROWER AGREES THAT THIS LOAN SCHEDULE, THE MASTER AGREEMENT, AND ALL OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION THEREWITH ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE TERMS OF THE FINANCING BETWEEN BORROWER AND LENDER AND THIS LOAN SCHEDULE, TOGETHER WITH THE OTHER LOAN DOCUMENTS, SUPERSEDES ALL PRIOR AGREEMENTS AND COMMUNICATIONS, WHETHER ORAL OR WRITTEN, BETWEEN BORROWER AND LENDER REGARDING THE SUBJECT MATTER HEREOF.

[Signature Page Follows]

3 To be included if an interest-only period applies.

4 To be included if applicable.

5 To be included for certain Supplier Contracts only.

6 To be included if applicable.

IN WITNESS WHEREOF, the parties have caused this Loan Schedule to be executed by their duly authorized representatives as of the date first above written.

LENDER AND SERVICER:	BORROWER:

NYDIG ABL LLC	SOLUNA MC BORROWING 2021-1 LLC

Signature:	Signature:

Name (print):	Name (print):

Title:	Title:

COLLATERAL AGENT:

NYDIG ABL LLC

Signature:

Name (print):

Title:

EXHIBIT A TO LOAN SCHEDULE NO. __

Payment Schedule

EXHIBIT B TO LOAN SCHEDULE NO.__

Description of Equipment

[#] ([•]) [Manufacture], [Model] [•]TH/s Mining Servers, [MONTH/YEAR] batch.

EXHIBIT C TO LOAN SCHEDULE NO. __

ACCEPTANCE CERTIFICATE

TO MASTER EQUIPMENT FINANCE AGREEMENT

Reference is made to: (i) certain Master Equipment Finance Agreement, dated as of December 30, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Master Agreement”), by and among SOLUNA MC BORROWING 2021-1 LLC, a Delaware limited liability company with an address of 1472 N Main Street, Calvert City, KY 42029 (“Borrower”), NYDIG ABL LLC, a Delaware limited liability company with an address of 510 Madison Avenue, 21st Floor, New York City, New York 10022 (“NYDIG”), in its capacity as lender (in such capacity, together with its successors and/or assigns, “Lender”) and servicer thereunder, and NYDIG, in its capacity as collateral agent thereunder (in such capacity, together with its successors and/or assigns, “Collateral Agent”); and (ii) Loan Schedule No.__ to the Master Agreement, dated as of [            ], 202[●], by and among Borrower, Lender and Collateral Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Schedule”). Capitalized terms used herein but not defined herein have the meaning given to such terms in the Master Agreement.

The undersigned, acting on behalf of Borrower, acknowledges that he or she has personally inspected or caused to be personally inspected to their satisfaction all items of Equipment described in the Loan Schedule and that such Person is duly authorized on behalf of Borrower to sign and bind Borrower to this acceptance certificate dated as of the Acceptance Date below (the “Acceptance Certificate”).

Borrower acknowledges that: (i) it has accepted delivery of the Equipment described in Exhibit B to the Loan Schedule as of the Acceptance Date stated below and the Equipment has been received, inspected and installed to Borrower’s satisfaction and is complete, operational and in good condition and working order and satisfactory in all respects and conforms to all specifications in the Loan Documents and the supply contract or other agreement with the applicable Supplier; and (ii) funds have been advanced to or for the account of Borrower in reliance upon this Acceptance Certificate or in anticipation hereof, and (iii) it hereby authorizes or ratifies Lender’s advance of equipment finance proceeds (as a Loan under the Master Agreement) for Borrower’s acquisition of the Equipment in reliance on this Acceptance Certificate. Borrower further acknowledges that this Acceptance Certificate and the Loan Schedule are NON-CANCELLABLE, ABSOLUTE AND IRREVOCABLE. Borrower certifies that as of the date of this Acceptance Certificate no Default or Event of Default has occurred and is ongoing.

Acceptance Date:                                                         , 202[●]

LENDER AND SERVICER:	BORROWER:

NYDIG ABL LLC	SOLUNA MC BORROWING 2021-1 LLC

Signature:	Signature:

Name (print):	Name (print):

Title:	Title:

EXHIBIT B

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (“Assignor”) and the Assignee identified in item 2 below (“Assignee”). Capitalized terms used but not defined in this Assignment and Assumption have the meanings given to them in the Master Agreement identified below (the “Master Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached to this Assignment and Assumption are hereby agreed to and incorporated in this Assignment and Assumption by reference and made a part of this Assignment and Assumption as if set forth in full in this Assignment and Assumption.

For an agreed consideration, Assignor hereby irrevocably sells and assigns to the Assignee, and Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Master Agreement, as of the Effective Date, (i) [an undivided percentage interest in the percentage identified below of] all of the Assignor’s rights and obligations in its capacity as Lender in, to and under the Loan Schedules identified below, including its rights and obligations under the Master Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the [amount and percentage interest identified below of all of those rights and obligations of the Assignor under the respective] Loan Schedules identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as Lender) against any Person, whether known or unknown, arising under or in connection with the Master Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by Assignor to Assignee pursuant to clauses (i) and (ii) above being referred to in this Assignment and Assumption collectively as, an “Assigned Interest”). Notwithstanding anything herein or in the Master Agreement to the contrary, each of Assignor and Assignee hereby acknowledges and agrees that no processing, assignment or other fees shall be due in respect of the assignments contemplated by this Assignment and Assumption. Each such sale and assignment is without recourse to Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by Assignor.

1.              Assignor:    [                       ]

2.              Assignee:   [                       ]

[Address for notices to Assignee for purposes of Section 10(a) of the Master Agreement:]

3.              Borrower:    Soluna MC Borrowing 2021-1 LLC

4.	Master Agreement: Master Equipment Finance Agreement dated as of December 30, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Agreement”), by and between Borrower, Assignor and NYDIG ABL LLC, as Collateral Agent

5.	Assigned Interest:

Loan Schedule Assigned	Amount of Loans Assigned	Percentage Assigned of Total Loans Outstanding/ Loans Under the Loan Schedule

Effective Date: _________________ , 20__

The terms set forth in this Assignment and Assumption are hereby agreed to:

[ ],
as Assignor

By:
Name:
Title:

[ ],
as Assignee

By:
Name:
Title:

Consented to:

NYDIG ABL LLC, as Servicer

By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[____________], a [entity formation type & jurisdiction]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.        Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the relevant Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action, and received all consents and approvals, necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Master Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.        Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become Lender under the Master Agreement; (ii) it meets all the requirements to be an assignee under the Master Agreement; (iii) from and after the Effective Date, it will be bound by the provisions of the Master Agreement as Lender thereunder and, to the extent of the Assigned Interest, will have the obligations of Lender thereunder; (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of that type; (v) it has received a copy of the Master Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7(a) thereof, as applicable, and all other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; and (vi) it has, independently and without reliance upon Assignor and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance upon Assignor, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as Lender.

2.          Payments. From and after the Effective Date, except as separately agreed in writing between NYDIG and Assignee, including pursuant to a separate servicing agreement, NYDIG shall act as Servicer under the Master Agreement. Unless otherwise instructed by Assignor, Borrower shall make all Payments required under the assigned Loan Schedule(s) (including payments of principal, interest, fees and other amounts) to NYDIG for the benefit of Assignee.

3.          General Provisions. This Assignment and Assumption is binding upon, and will inure to the benefit of, the parties to this Assignment and Assumption and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together will constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy will be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption is governed by, and is to be construed in accordance with, the law of the State of New York, including Section 5-1401 of the New York General Obligations Law but otherwise without regard to conflict-of-laws principles.

SCHEDULE 7(l)

NYDIG RELATED COVENANTS

Borrower, Guarantor, and each other Loan Party covenants and agrees with NYDIG as follows:

(a)           Other Services. Promptly upon Borrower becoming eligible therefore, Borrower shall (i) become a participant in, and contribute all available hashpower from the Equipment to, the mining pool operated by NYDIG Mining Pool Services LLC, (ii) establish a custodial account with NYDIG Trust Company LLC or a different NYDIG Affiliate as NYDIG may select, and (iii) establish an execution account with NYDIG Execution LLC.

(b)	Right of First Refusal.

(i)          During the period commencing on the Closing Date through and including the earlier to occur of (A) the date upon which Lender and Borrower (or any Subsidiary or Affiliate of Borrower’s parent) have consummated, closed and funded Financings of Covered Transactions (as such terms are defined below) in the aggregate principal amount of $50,000,000 in accordance with the terms of this Master Agreement and (B) the date that all Obligations of Borrower under this Master Agreement have been satisfied and paid in full (such period, the “Restricted Period”), Borrower shall not (nor shall Borrower permit any of its Subsidiaries or Affiliates to) enter into, offer, solicit or negotiate to enter into, any agreement, arrangement, term sheet or commitment for financing (whether loan, lease or otherwise (to “Finance” or a “Financing”)), which Financing would be used in connection with or related to Borrower’s Digital Asset mining activities, (each such proposed transaction, a “Covered Transaction” and collectively, “Covered Transactions”), except in accordance with the terms of this Master Agreement. In the event that Borrower (or any Subsidiary or Affiliate thereof) desires to Finance any Covered Transaction during the Restricted Period, Lender is hereby granted the exclusive right of first refusal to provide such Financing on the terms hereinafter set forth (such right, the “Right of First Refusal”).Upon receipt by Borrower (or any Subsidiary or Affiliate of Borrower’s parent) of an offer of financing from a third party with respect to any Covered Transaction (a “Third Party Offer”), Borrower shall, or shall cause any applicable Affiliate to, promptly provide Lender with a copy of such Third Party Offer and all related material documents and Lender shall have a period of ten (10) calendar days from the date of receipt of such Third Party Offer and related documents to determine whether or not Lender will provide a written proposal to Finance on terms and conditions substantially similar to the terms of the Third Party Offer (the “ROFR Review Period”). During the ROFR Review Period, Borrower shall cooperate and shall cause any applicable Affiliate to cooperate with Lender and shall use best efforts to provide Lender with such further information and documents as Lender may reasonably require with respect to the applicable request to provide financing, including, without limitation, amount, term, interest rate, collateral, prepayment, fees, covenants and defaults (collectively, the “Key Terms”). Should Lender notify Borrower or any applicable Affiliate in writing, within the ROFR Review Period, of Lender’s intention subject to agreement by Lender in its sole discretion of specific terms and finalization of documents, to enter into such Covered Transaction (an “Acceptance Notice”) on such terms, then (1) the parties shall negotiate in good faith to execute definitive transaction documents with respect to such Covered Transaction without, solely with respect to the Right of First Refusal, any material deviation from the Key Terms set forth in the Third Party Offer (unless both parties agree to such deviation), and (2) Borrower or any applicable Affiliate shall not be permitted to enter into such Covered Transaction with any other Person during such negotiation. If Lender does not issue a timely Acceptance Notice or the parties fail to execute the definitive transaction documents within the timeframe set forth in the Key Terms of such Covered Transaction offered by Lender, an Affiliate of Borrower or, with Lender’s consent, Borrower, shall be permitted to enter into and close on such Covered Transaction with such other party on the Key Terms. Notwithstanding the foregoing, Lender shall not be obligated to agree to any requested Financing, and any such Financing shall be at Lender’s sole and absolute discretion. If Lender declines to provide any such requested Financing, an Affiliate of Borrower, or, with Lender’s consent, Borrower, shall be free to obtain such Financing from a third party on the Key Terms, subject to the other terms of this Master Agreement.

(ii)               NYDIG’s First Right to Finance shall survive any termination of this Master Agreement for any remaining time period under the Restricted Period, if any, and shall continue in full force during the Restricted Period notwithstanding any prepayment or repayment of the Obligations. The provisions of this Section (b)(ii) of Schedule 7(l) shall terminate on the last day of the Restricted Period.

(iii)             Borrower shall not (nor shall Borrower permit any of its subsidiaries or Affiliates to) directly or indirectly seek to avoid the provisions of this Master Agreement by entering into any transaction similar to, in competition with, or which otherwise could have the effect of preventing NYDIG from receiving the full benefit of the provisions of this Section (b) of Schedule 7(l), solicit another party to enter into any such a transaction, or in any such case take any action or omit taking any action in a manner which circumvents, or is intended to circumvent, any provision of this Master Agreement, including, without limitation, any sale and leaseback transaction, issuance of preferred equity the proceeds of which would be used to Finance a Covered Transaction or other any indirect or disguised financing.